As filed with the Securities and Exchange Commission on November 12, 2003

Registration No. 333-14114

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM F-9
ON FORM F-10

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SHAW COMMUNICATIONS INC.
(Exact Name of Registrant as Specified in Its Charter)

Alberta, Canada (Province or other jurisdiction of incorporation or organization)	4841 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

SUITE 900 630-3rd AVENUE S.W.
CALGARY, ALBERTA
CANADA T2P 4L4
(403) 750-4500
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

CT CORPORATION SYSTEM
111 EIGHTH AVENUE, 13TH FLOOR
NEW YORK, NY 10011
(212) 894-8940
(Name, address, including zip code and telephone number,
including area code, of agent for service)

Copies to:

Ronald D. Rogers Shaw Communications Inc. 630-3rd Avenue S.W., Suite 900 Calgary, Alberta Canada T2P 4L4 (403) 750-4500	Steven D. Miller, Esq. Sherman & Howard L.L.C. 633 Seventeenth Street, Suite 3000 Denver, Colorado 80202 (303) 297-2900	Craig A. Story, Esq. Fraser Milner Casgrain LLP 237-4th Avenue S.W., Suite 3000 Calgary, Alberta Canada T2P 4X7 (403) 268-7000	Christopher W. Morgan, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Suite 1820, North Tower Royal Bank Plaza P.O. Box 189 Toronto, Ontario Canada M5J 2J4 (416) 777-4700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

PROVINCE OF ALBERTA, CANADA
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☒	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐	at some future date (check appropriate box below)

1.	☐	pursuant to Rule 467(b) on at (designate a time not sooner than seven calendar days after filing).

2.	☐	pursuant to Rule 467(b) on at (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on .

3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

This Post-Effective Amendment No. 1 is being filed to convert Registration Statement No. 333-14114 on Form F-9 to a Registration Statement on Form F-10.

PART I
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD LOOKING STATEMENTS
BUSINESS OF THE CORPORATION
USE OF PROCEEDS
EARNINGS COVERAGE
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF EQUITY SECURITIES
ENFORCEABILITY OF CIVIL LIABILITIES UNDER THE U.S. FEDERAL SECURITIES LAWS
CERTAIN INCOME TAX CONSIDERATIONS
RISK FACTORS
LEGAL MATTERS
DOCUMENTS FILED AS PART OF THE U.S. REGISTRATION STATEMENT
PLAN OF DISTRIBUTION
SCHEDULE A
SCHEDULE B
EXHIBITS
PART III
SIGNATURES
INDEX TO EXHIBITS
Accountants Consent
Accountants Consent
Consent Letter

PART I

INFORMATION REQUIRED TO BE DELIVERED
TO OFFEREES OR PURCHASERS

This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. No securities regulatory authority has expressed an opinion about these securities and it is an offense to claim otherwise.

This short form prospectus has been filed under legislation in each of the provinces of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

SHORT FORM BASE SHELF PROSPECTUS

New Issue	November 23, 2001

Shaw Communications Inc.

$800,000,000

Debt Securities

Class B Non-Voting Participating Shares**

Class 1 Preferred Shares
Class 2 Preferred Shares

Shaw Communications Inc. (“Shaw” or the “Corporation”) may offer and issue from time to time, debt securities (the “Debt Securities”) and Class B Non-Voting Participating Shares, Class 1 Preferred Shares and Class 2 Preferred Shares (collectively, “Equity Securities”) (and, together with the Debt Securities, the “Securities”) of up to $800,000,000 aggregate initial offering price of Securities (or the equivalent thereof in one or more foreign currencies or composite currencies, including United States dollars) during the 25 month period that this short form shelf prospectus, including any amendments thereto, is valid. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement (a “Prospectus Supplement”).

The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable (i) in the case of Debt Securities, the specific designation, aggregate principal amount, the currency or the currency unit for which the Debt Securities may be purchased, the maturity, interest provisions, authorized denominations, offering price, covenants, events of default, any terms for redemption or retraction, any exchange or conversion terms, whether the debt is senior or subordinated and any other terms specific to the Debt Securities being offered; and (ii) in the case of Equity Securities, the designation of the particular class and series, the number of shares offered, the issue price, dividend rate, if any, and any other terms specific to the Equity Securities being offered. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities.

For the purpose of calculating the Canadian dollar equivalent of the aggregate principal amount of Securities issued under this short form prospectus from time to time, Debt Securities denominated in, and Equity Securities denominated or issued in, a currency (the “Securities Currency”) other than Canadian dollars will be translated into Canadian dollars at the date of issue of such Securities using the spot wholesale transactions buying rate of the Bank of Canada for the purchase of Canadian dollars with the Securities Currency in effect as of noon (Toronto time) on the date of issue of such Securities.

This short form shelf prospectus constitutes a public offering of these Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such Securities. The Corporation may offer and sell Securities to or through underwriters or dealers and also may offer and sell certain Securities directly to other purchasers or through agents. A Prospectus Supplement relating to each issue of Securities offered thereby will set forth the names of any underwriters, dealers or agents involved in the sale of such issue and the compensation of any such underwriters, dealers or agents. The Class B Non-Voting Participating Shares of Shaw are currently listed on The Toronto Stock Exchange under the symbol “SJR.B” and the New York Stock Exchange Inc. under the symbol “SJR”. Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities will not be listed on any securities exchange. The offering is subject to approval of certain legal matters on behalf of the Corporation by Fraser Milner Casgrain LLP, Calgary, Alberta and Sherman & Howard LLC, Denver, Colorado. Our earnings coverage ratio for the actual twelve months ended August 31, 2001 is less than one-to-one. See “Earnings Coverage.”

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE IN THE UNITED STATES.

Shaw is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with Canadian disclosure requirements. Prospective investors in the United States should be aware that such requirements are different from those of the United States. Shaw has prepared the financial statements included or incorporated herein by reference in accordance with Canadian generally accepted accounting principles, and they are subject to Canadian auditing and auditor independence standards. Thus, they may not be comparable to the financial statements of United States companies.

You should be aware that the purchase of these securities may have tax consequences both in the United States and Canada. This prospectus or any applicable Prospectus Supplement may not describe these tax consequences fully for investors who are resident in, or citizens of, the United States.

Enforcement of civil liabilities under United States federal securities laws may be affected adversely by the fact that Shaw is incorporated in Alberta, Canada, most of its officers and directors and most of the experts named in this prospectus are residents of Canada, and all or a substantial portion of the assets of Shaw and said persons may be located outside the United States.

**	The Class B Non-Voting Participating Shares have not been registered and will not be offered for sale or sold in the United States.

ABOUT THIS PROSPECTUS

      In this prospectus, unless otherwise specified or the context otherwise requires, references to “Shaw”, the “Corporation”, “us”, “we” or “our” mean Shaw Communications Inc. and its consolidated subsidiaries. Unless otherwise specified, all dollar amounts contained herein are expressed in Canadian dollars, and references to “dollars”, “Cdn$” or “$” are to Canadian dollars and all references to “US$” are to United States dollars. All financial information included and incorporated by reference in this prospectus is determined using generally accepted accounting principles which are in effect from time to time in Canada (“Canadian GAAP”). “U.S. GAAP” means generally accepted accounting principles which are in effect from time to time in the United States.

      This prospectus is part of a registration statement on Form F-9 relating to our Debt Securities, Class 1 Preferred Shares and Class 2 Preferred Shares that we filed with the United States Securities and Exchange Commission (“SEC”). We have not registered with the SEC and will not make offers or sales of our Class B Non-Voting Participating Shares in the United States pursuant to this prospectus. We may, from time to time, sell any combination of the Securities described in this prospectus in one or more offerings up to an aggregate principal amount of $800,000,000. This prospectus provides you with a general description of the Securities that we may offer. Each time we sell Securities under the registration statement, we will provide a prospectus supplement (“Prospectus Supplement”) that will contain specific information about the terms of that offering of Securities. The Prospectus Supplement may also add, update or change information contained in this prospectus. Before you invest, you should read both this prospectus and any applicable Prospectus Supplement together with additional information described under the heading “Where You Can Find More Information”. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the registration statement and the exhibits thereto for further information with respect to Shaw and the Securities.

      Shaw prepares its consolidated financial statements in accordance with Canadian GAAP, which may differ from U.S. GAAP. Therefore, the consolidated financial statements of Shaw incorporated by reference in this prospectus, in any applicable Prospectus Supplement and in the documents incorporated by reference in this prospectus or in any applicable Prospectus Supplement may not be comparable to financial statements prepared in accordance with U.S. GAAP.

WHERE YOU CAN FIND MORE INFORMATION

      Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Shaw Communications Inc., Suite 900, 630 – 3rd Avenue S.W., Calgary, Alberta, T2P 4L4 (telephone (403) 750-4500) or by accessing the Corporation’s disclosure documents available through the Internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) which may be accessed at www.sedar.com. For the purpose of the Province of Quebec, this simplified prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from the Corporate Secretary of Shaw Communications Inc. at the above-mentioned address and telephone number.

      In addition to its continuous disclosure obligations under the securities laws of the provinces of Canada, Shaw is subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the SEC. Under the multijurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. You may read any document we furnish to the SEC at the SEC’s public reference rooms at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549 and 500 West Meridian Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of the same documents from the public reference room of the SEC at 450 Fifth Street, N.W., Washington D.C. 20549 by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

      Under the short form prospectus system adopted by the securities commissions and other regulatory authorities in each of the provinces of Canada and under the multijurisdictional disclosure system adopted by the United States and Canada, we are permitted to incorporate by reference the information we file with securities commissions in Canada, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below, which were filed with the securities commission or other similar authority in each of the provinces of Canada and with the SEC:

(a)	our audited consolidated financial statements as at and for the years ended August 31, 2001 and 2000, together with the auditors’ report thereon;

(b)	the information contained under the heading “Management’s Discussion and Analysis” contained on pages 5 to 23 of the 2001 Annual Report of Shaw to its shareholders;

(c)	our Proxy Information Circular and Management Solicitation dated October 31, 2001, excluding the information contained therein under the headings “Composition of the Compensation Committee”, “Report on Executive Compensation” and “Performance Graph”; and

(d)	our Annual Information Form dated January 18, 2001, excluding the information incorporated therein under the heading “Management’s Discussion and Analysis”.

      Any documents of the type referred to in the preceding paragraph, or similar material, including all Annual Information Forms, all information circulars, all financial statements, all material change reports (excluding confidential reports, if any), all updated earnings coverage ratio information, as well as all Prospectus Supplements disclosing additional or updated information, filed by us with securities commissions or similar authorities in the relevant provinces of Canada subsequent to the date of this prospectus and prior to 25 months from the date hereof shall be deemed to be incorporated by reference into this prospectus. We also incorporate by reference all future annual reports and any other information we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, if and to the extent expressly provided in such report, until we sell all of the Securities.

      A Prospectus Supplement containing the specific variable terms of an offering of Securities will be delivered to purchasers of such Securities together with this prospectus and will be deemed to be incorporated by reference into this prospectus as of the date of such Prospectus Supplement and only for the purposes of the offering of the Securities covered by that Prospectus Supplement.

      Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any statement or document so modified or superseded shall not, except to the extent so modified or superseded, be incorporated by reference and constitute a part of this prospectus.

      Upon a new Annual Information Form and related annual financial statements being filed with and, where required, accepted by, the applicable securities regulatory authorities during the currency of this prospectus, the previous Annual Information Form, annual financial statements and all interim financial statements, material change reports and management proxy circulars filed prior to the commencement of the then current fiscal year will be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of Securities under this prospectus.

      You should rely only on the information contained in or incorporated by reference in this prospectus or any applicable Prospectus Supplement and on the other information included in the registration statement of which this prospectus forms a part. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these Securities in any jurisdiction where the offer is not permitted by law. You should not assume that the information contained in or incorporated by reference in this prospectus or any applicable Prospectus Supplement is accurate as of any date other than the date on the front of the applicable Prospectus Supplement.

FORWARD LOOKING STATEMENTS

      Certain statements included and incorporated by reference herein constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. When used, the words “anticipate”, “believe”, “expect”, “plan”, “intend” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, references to future capital expenditures (including the amount and nature thereof), business strategies and measures to implement strategies, competitive strengths, goals, expansion and growth of Shaw’s business and operations, plans and references to the future success of Shaw. These forward-looking statements are based on certain assumptions and analyses made by Shaw in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the expectations and predictions of Shaw is subject to a number of risks and uncertainties, including, but not limited to, general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Shaw; increased competition in the markets in which Shaw operates and from the development of new markets for emerging technologies; changes in laws, regulations and decisions by regulators in Shaw’s industries in both Canada and the United States; Shaw’s status as a holding company with separate operating subsidiaries; changing conditions in the entertainment, information and communications industries; risks associated with the economic, political and regulatory policies of local governments and laws and policies of Canada and the United States; and other factors, many of which are beyond the control of Shaw. Should one or more of these risks materialize, or should assumptions underlying the forward-looking statements prove incorrect, our actual results may vary materially from those as described herein. Consequently, all of the forward-looking statements made in this short form prospectus and the documents incorporated by reference herein are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Shaw will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Shaw.

BUSINESS OF THE CORPORATION

Introduction

      Shaw Communications Inc. (“Shaw” or the “Corporation”) is a diversified Canadian communications company whose core business is providing broadband cable television, Internet and satellite services. Shaw provides broadband cable television, Internet and satellite services to approximately 2.8 million customers. Shaw also holds a portfolio of investments in telecommunications, Internet infrastructure and interactive television companies. Shaw’s total revenue for the years ended August 31, 2001 and 2000, was approximately $1,572.0 million and $971.0 million, respectively. As at August 31, 2001, Shaw had assets of approximately $8.8 billion. Shaw’s executive offices are at Suite 900, 630 – 3rd Avenue S.W., Calgary, Alberta, Canada, T2P 4L4; telephone number (403) 750-4500.

Recent Developments

      Following the end of Shaw’s fiscal year on August 31, 2000, several significant developments have occurred in Shaw’s business.

          Cable Television

      In the cable television business, Shaw has continued its strategy of clustering cable systems to achieve operating efficiencies through shared facilities and services and reduced operating redundancies. Shaw has grown to become the second largest cable television company in Canada, and is the largest cable television provider in western Canada. As at August 31, 2001, Shaw served approximately 2.1 million cable television customers in five provinces (British Columbia, Alberta, Saskatchewan, Manitoba and Ontario), representing approximately 25% of the Canadian cable television market.

      Following the end of its fiscal year on August 31, 2000, Shaw completed two transactions that further consolidated Shaw’s position as the dominant provider of cable television services in western Canada. Effective November 1, 2000, Shaw exchanged its cable operations in southern Ontario and New Brunswick, which collectively serve approximately 604,000 subscribers, for the cable operations of Rogers Communications Inc. in British Columbia (Vancouver and surrounding area), which serve approximately 626,000 subscribers. The exchange of cable systems represented a net gain of approximately 22,000 subscribers for Shaw at a cost of approximately $104.2 million.

      Pursuant to an offer to purchase dated December 21, 2000, Shaw acquired all of the common shares of Moffat Communications Limited (“Moffat”). Moffat provided cable, broadcast and specialty television and Internet services through subsidiaries in Canada and the United States. Moffat served approximately 312,000 cable and Internet subscribers in Alberta, Manitoba and northwestern Ontario and approximately 71,000 cable and Internet subscribers in Florida and Texas. In addition, Moffat owned WTN, a nationally distributed Canadian specialty television network, and CKY-TV, the CTV Television Network affiliate in Winnipeg, Manitoba; both of which were subsequently sold for aggregate proceeds to us of over $240 million. Moffat was subsequently amalgamated with another Shaw subsidiary to form Videon CableSystems Inc.

      As a result of the foregoing transactions, Shaw has approximately 75% of its Canadian subscribers clustered in five cities in western Canada (Vancouver and Victoria, British Columbia; Calgary and Edmonton, Alberta; and Winnipeg, Manitoba) and is the dominant provider of cable television services in western Canada. In furtherance of its focused business strategy, on August 31, 2001, Shaw sold its cable television systems in Nova Scotia for proceeds of approximately $210 million.

          Satellite

      Shaw’s involvement in the satellite industry is through its 99.7% interest in Canadian Satellite Communications Inc. (“Cancom”), a Canadian satellite services company. Cancom provides satellite-based solutions to businesses and owns 100% of Star Choice Communications Inc. (“Star Choice”), one of two active, licenced direct-to-home (“DTH”) operators in Canada. Star Choice provides digital DTH television services to approximately 629,000 subscribers as at August 31, 2001. Shaw’s interest in, and eventual control of, Cancom and Star Choice was acquired through several transactions between 1997 and 2001.

      Following the end of its fiscal year on August 31, 2000, pursuant to an offer to purchase dated January 5, 2001, Shaw acquired an additional 2,771,524 common shares (“Cancom Shares”) of Cancom, representing 5.3% of the issued and outstanding Cancom Shares. As a result, Shaw increased its ownership from 94.3% to 99.6% of the issued and outstanding Cancom Shares. On March 30, 2001, Shaw mailed a notice of compulsory acquisition to the remaining shareholders of Cancom to mandatorily acquire the 0.4% of the outstanding Cancom Shares held by them. Subsequent to the 100% buyout, a third party exercised its warrants in Cancom resulting in a dilution of Shaw’s ownership to 99.7%.

USE OF PROCEEDS

      Unless otherwise indicated in an applicable Prospectus Supplement relating to Securities, we will use the net proceeds we receive from the sale of the Securities for debt repayment, general corporate purposes, and working capital requirements. The amount of net proceeds to be used for any such purpose will be set forth in the applicable Prospectus Supplement. We may, from time to time, issue debt instruments, incur additional indebtedness and issue Equity Securities other than through the issue of Securities pursuant to this prospectus.

EARNINGS COVERAGE

      The following consolidated financial ratio is calculated for the twelve month period ended August 31, 2001 and gives effect to the issuance of all of our long-term debt and repayment or redemption thereof as of that date. This coverage ratio does not give effect to the issuance of Securities that may be issued pursuant to this prospectus and any Prospectus Supplement, since the aggregate principal amounts and the terms of such Securities are not presently known.

Twelve months ended
August 31, 2001

Interest(1)(4) ($000s)	206,935
Earnings coverage on long-term debt(2) ($000s)	(218,632)
Ratio of earnings to interest(3)(4)	n/a

Notes:

(1)	Interest excludes return entitlements on the COPrS, SHELS and the Zero Coupon Loan included in shareholders’ equity.

(2)	Earnings are net income before the deduction of interest on long-term debt, income taxes and equity in losses of investees.

(3)	The actual dollar amount of coverage deficiency to attain a ratio of one-to-one for the actual twelve months ended August 31, 2001 was approximately $426 million.

(4)	Under U.S. GAAP, the COPrS, SHELS and the Zero Coupon Loan would be treated as debt and the return entitlements treated as interest. On that basis, the interest requirement for the actual twelve months ended August 31, 2001 would change to $277 million and the earnings deficiency to attain a one-to-one ratio would be $496 million.

      If we offer Debt Securities having a term to maturity in excess of one year or Equity Securities which are preferred shares under this prospectus and a Prospectus Supplement, the Prospectus Supplement will include earnings coverage ratios giving effect to the issuance of such securities.

DESCRIPTION OF DEBT SECURITIES

      The following description of the terms of Debt Securities sets forth certain general terms and provisions of Debt Securities in respect of which a Prospectus Supplement will be filed. The particular terms and provisions of Debt Securities offered by any Prospectus Supplement will be described in the Prospectus Supplement filed in respect of such Debt Securities.

      Debt Securities may be issued under an indenture (the “Trust Indenture”) to be entered into between the Corporation and Computershare Trust Company of Canada, as indenture trustee (the “Trustee”). A copy of the form of the Trust Indenture has been or will be filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. Debt Securities may also be issued under any other indentures between Shaw and a trustee or trustees as will be described in a Prospectus Supplement for such Debt Securities. The following summary of certain provisions of the Trust Indenture does not purport to be complete and is qualified in its entirety by reference to the Trust Indenture. All capitalized terms are as defined in the Trust Indenture (unless otherwise defined herein). Prospective investors should rely on information in the applicable Prospectus Supplement if it is different from the following information.

General

      The Trust Indenture provides that Debt Securities may be issued thereunder from time to time in one or more series (a “Series”). Specific terms and conditions which apply to such Series will be set out in a supplement to the Trust Indenture. The Debt Securities will be direct, unconditional and, unless otherwise indicated in the relevant Prospectus Supplement, unsecured obligations of the Corporation. The Trust Indenture does not limit the aggregate principal amount of Debt Securities (which may include debentures, notes and other evidences of indebtedness) which may be issued thereunder, and Debt Securities may be denominated and payable in currencies other than Canadian or U.S. dollars. The Indenture also permits us to increase the principal amount of any Series of Debt Securities previously issued and to issue that increased principal amount. As of the date hereof, no Debt Securities are outstanding under the Trust Indenture.

      The Prospectus Supplement relating to the particular Series of Debt Securities offered thereby will describe the terms of such Debt Securities, including, where applicable:

(i)	the specific designation, aggregate principal amount and denominations of such Debt Securities;

(ii)	the price at which such Debt Securities will be issued or whether such Debt Securities will be issued on a non-fixed price basis;

(iii)	the date or dates on which such Debt Securities will mature and the portion (if less than all of the principal amount) of such Debt Securities to be payable upon declaration of an acceleration of maturity;

(iv)	the currency or currencies in which such Debt Securities are being sold and in which the principal of (and premium, if any), and interest, if any, on, such Debt Securities will be payable, whether the holder of any such Debt Securities or the Corporation may elect the currency in which payments thereon are to be made and, if so, the manner of such election;

(v)	whether the Debt Securities of such Series are interest bearing and, in the case of interest bearing Debt Securities, the rate or rates (which may be fixed or variable) per annum at which such Debt Securities will bear interest, if any;

(vi)	the date from which interest on such Debt Securities, whether payable in cash, in kind, or in shares, will accrue, the date or dates on which such interest will be payable and the date on which payment of such interest will commence;

(vii)	the dates on which and the price or prices at which such Debt Securities will, pursuant to any required repayment provisions, or may, pursuant to any repurchase or redemption provisions, be repurchased, redeemed or repaid and the other terms and provisions of any such optional repurchase or redemption or required repayment;

(viii)	the manner of payment and the place of payment for such Debt Securities;

(ix)	any special provisions for the payment of additional interest with respect to such Debt Securities;

(x)	any additional covenants included for the benefit of holders of such Debt Securities;

(xi)	the general terms or provisions, if any, pursuant to which such Debt Securities are to be guaranteed or secured;

(xii)	any additional events of default provided with respect to such Debt Securities;

(xiii)	the purpose, if any, for which the net proceeds from the issue of such Debt Securities are to be used by the Corporation;

(xiv)	the terms, if any, pursuant to which such Debt Securities are subject to defeasance;

(xv)	whether a registrar, paying agent or other series agent will be appointed for such Debt Securities and, if so, the identity of, or the manner for determining the identity of, such registrar, paying agent or other series agent;

(xvi)	any exchange on which Debt Securities of a Series will be listed;

(xvii)	terms for any conversion or exchange into other securities;

(xviii)	the extent and manner, if any, to which payment on or in respect of such Debt Securities will be senior or will be subordinated to the prior payment of other liabilities and obligations of the Corporation;

(xix)	whether such Debt Securities will be issuable in registered form or bearer form or both, and, if issuable in bearer form, the restrictions as to the offer, sale and delivery of such Debt Securities in bearer form and as to exchanges between registered and bearer form;

(xx)	whether such Debt Securities will be issuable in the form of one or more Registered Global Debt Securities and, if so, the identity of the Depositary for those Registered Global Debt Securities;

(xxi)	any index pursuant to which the amount of payments of principal of and any premium and interest on such Debt Securities will or may be determined;

(xxii)	any special tax implications of or any special tax provision or indemnities relating to Debt Securities of such Series; and

(xxiii)	any other terms of such Debt Securities.

      Unless otherwise indicated in the applicable Prospectus Supplement, the Trust Indenture does not afford the Holders the right to tender Debt Securities to Shaw for repurchase, or provide for any increase in the rate or rates of interest per annum at which the Debt Securities will bear interest.

Payment

      Unless otherwise specified in the applicable Prospectus Supplement, payment of principal of (and premium, if any) on Debt Securities will be made in the designated currency against surrender of such Debt Securities at the office of the Trustee in Calgary, Alberta. Unless otherwise indicated in the Prospectus Supplement related thereto, payment of any instalment of interest on Debt Securities will be made to the Person in whose name such Debt Security is registered immediately prior to the close of business on the record date for such interest by electronic funds transfer.

Negative Pledge

      The Trust Indenture will include a covenant to the effect that, so long as any Debt Securities are outstanding, the Corporation will not, and will not permit any Subsidiary of the Corporation to, create, incur or assume any Lien, other than Permitted Liens, on or over any present or future Cable Properties of the Corporation or of any of its Subsidiaries or on any shares in the capital of any Cable Subsidiary of the

Corporation, securing any Indebtedness for Borrowed Money of the Corporation or such Subsidiary, without also simultaneously or prior thereto securing, or causing such Subsidiary to secure, indebtedness under the Trust Indenture so that the Debt Securities are secured equally and rateably with or prior to such other Indebtedness for Borrowed Money for so long as such other Indebtedness for Borrowed Money remains secured.

Consolidation, Amalgamation, Merger and Sale of Assets

      The Trust Indenture provides that the Corporation may not consolidate or amalgamate with or merge into any other Person, or convey, transfer, lease or dispose of its properties and assets substantially as an entirety to any other Person, unless the Person formed by such consolidation or amalgamation or into which the Corporation is merged or the Person which shall have acquired or leased all such properties or assets (1) shall be a corporation, partnership or trust organized and existing under the laws of Canada or any province or territory thereof or the United States, any state thereof or the District of Columbia, and shall expressly assume the Corporation’s obligations for the due and punctual payment of the principal of and premium, if any, and interest on the Debt Securities and the performance and observance of every covenant and condition of the Trust Indenture on the part of the Corporation to be performed and (2) immediately after giving effect to such transaction, no Event of Default, or event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing.

      If, as a result of any such transaction, any properties or assets of the Corporation or any Subsidiary of the Corporation become subject to a Lien, then, unless such Lien could be created, incurred or assumed pursuant to the Trust Indenture provisions described under the “Negative Pledge” covenant above without equally and rateably securing the Debt Securities, the Corporation, simultaneously with or prior to such transaction, will cause the Debt Securities to be secured equally and rateably with or prior to the indebtedness secured by such Lien for so long as such indebtedness is secured thereby.

Payment of Additional Amounts

      All payments made by or on behalf of the Corporation under or with respect to the Debt Securities will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other government charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (“Canadian Taxes”) unless the Corporation is required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency. Unless otherwise specified in the applicable Prospectus Supplement, if the Corporation is so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to the Debt Securities, the Corporation will pay as additional interest such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each holder of Debt Securities after such withholding or deduction (including with respect to Additional Amounts) will not be less than the amount the holder of Debt Securities would have received if such Canadian Taxes had not been withheld or deducted (a similar indemnity will also be provided to holders of Debt Securities that are exempt from withholding but are required to pay tax directly on amounts otherwise subject to withholding); provided, however, that no Additional Amounts will be payable with respect to a payment made to a holder of Debt Securities (an “Excluded Holder”) in respect of the beneficial owner thereof (i) with which the Corporation does not deal at arm’s length (for purposes of the Income Tax Act (Canada)) at the time of the making of such payment, (ii) which is subject to such Canadian Taxes by reason of its failure to comply with any certification, identification, information, documentation or other reporting requirement if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian Taxes or (iii) which is subject to such Canadian Taxes by reason of its carrying on business in or being connected in any way with Canada or any province or territory thereof otherwise than by the mere holding of Debt Securities or the receipt of payment thereunder. The Corporation will make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority as and when required in accordance with applicable law. The Corporation will pay all taxes, interest and other liabilities which arise by virtue of any failure of the Corporation to withhold, deduct and remit to the relevant authority on a timely basis the full amounts required in accordance with applicable law. At least 30 days prior to each date on which any payment under or with respect to Debt Securities is due and payable, if the Corporation to its knowledge will be obligated to pay Additional Amounts with respect to such payment, the Corporation will deliver to the Trustee a certificate of the Corporation stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders of Debt Securities on the payment date. The foregoing obligations shall survive any termination, defeasance or discharge of the Trust Indenture.

Tax Redemption

      Under the Trust Indenture, except as may be specified in a Prospectus Supplement, the Debt Securities will be subject to redemption in whole, but not in part, at the option of the Corporation, at any time, on not less that 15 nor more than 60 days’ prior written notice, at 100% of the principal amount, together with accrued interest thereon to the redemption date, if there is more than an insubstantial risk that the Corporation has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Debt Securities, any Additional Amounts as a result of an amendment to or change in the laws (including any regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein), or any amendment to or change in any official position regarding the application or interpretation of such laws or regulations, which change is announced or becomes effective on or after the date of this prospectus.

Events of Default

      The following are summaries of Events of Default under the Trust Indenture with respect to any Series of Debt Securities thereunder: (a) default in the payment of any interest (including Additional Amounts) on any Debt Security when it becomes due and payable, and continuance of such default for a period of 30 days; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security at its Maturity; (c) default in the performance, or breach, of any covenant or warranty of the Corporation in the Trust Indenture in respect of the Debt Securities (other than a covenant or warranty a default in the performance of which or the breach of which is specifically dealt with elsewhere in the Trust Indenture), and continuance of such default or breach for a period of 60 days after written notice to the Corporation by the Trustee or to the Corporation and the Trustee by the Holders of at least 25% in aggregate principal amount of the Debt Securities of all such affected Series then Outstanding (considered as one class); (d) failure to pay when due, after the expiration of any applicable grace period, any portion of the principal of, or involuntary acceleration of the maturity of, Indebtedness for Borrowed Money of the Corporation or of any of its Cable Subsidiaries, in either case having an aggregate principal amount outstanding in excess of $75 million; and (e) certain events of bankruptcy, insolvency or reorganization of the Corporation or any of its Cable Subsidiaries.

      If an Event of Default occurs and is continuing with respect to the Debt Securities, then and in every such case the Trustee or the Holders of at least 25% in aggregate principal amount of the Debt Securities of all affected Series then Outstanding (considered as one class) may declare the entire principal amount of all Debt Securities and all interest thereon to be immediately due and payable. However, at any time after a declaration of acceleration with respect to any Debt Securities has been made, but before a judgment or decree for payment of the money due has been obtained, the Holders of a majority in aggregate principal amount of the Debt Securities of all affected Series then Outstanding (considered as one class) may, except in certain circumstances, by written notice to the Corporation and the Trustee rescind and annul such acceleration.

      The Trust Indenture provides that, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, the Trustee shall be under no obligation to exercise any of its rights and powers under the Trust Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for indemnification of the Trustee and certain other limitations set forth in the Trust Indenture, the Holders of a majority in aggregate principal amount of the Debt Securities of all affected Series then Outstanding (considered as one class) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities.

      No Holder of a Debt Security will have any right to institute any proceeding with respect to the Trust Indenture, or for the appointment of a receiver, manager, receiver and manager or trustee, or for any other remedy thereunder, unless (a) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities, (b) the Holders of at least 25% in aggregate principal amount of the Debt Securities of all affected Series then Outstanding (considered as one class) have made a written request to the Trustee, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and (c) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Debt Securities of all affected Series then Outstanding (considered as one class) a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by the Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest (including Additional Amounts) on such Debt Security on or after the applicable due date specified in such Debt Security.

      The Corporation will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not the Corporation, to the best of their knowledge, is in compliance with all conditions and covenants of the Trust Indenture and, if not, specifying all such known defaults.

Defeasance

      The Trust Indenture provides that, if the applicable Prospectus Supplement provides that a Series is defeasable at the option of the Corporation, the Corporation will be discharged from any and all obligations in respect of the Debt Securities of any Series then Outstanding (except with respect to the authentication, transfer, exchange or replacement of Debt Securities or the maintenance of a Place of Payment and certain other obligations set forth in the Trust Indenture) upon irrevocable deposit with the Trustee, in trust, of funds in the currency in which such Series of Debt Securities is payable and/or Government Obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent chartered accountants to pay the principal of and premium, if any, and each instalment of interest, on such Series of Outstanding Debt Securities (“Defeasance”). Such trust may only be established if, among other things, (a) the Corporation has delivered to the Trustee an Opinion of Counsel in Canada, or counsel in any other jurisdiction specified in the applicable Prospectus Supplement, (who may be independent counsel for the Corporation) or a ruling from the taxation authority specified in the applicable Prospectus Supplement to the effect that the Holders of the Debt Securities of that Series will not recognize income, gain or loss for Canadian federal, or any other jurisdiction specified in the applicable Prospectus Supplement, income tax purposes as a result of such Defeasance and will be subject to Canadian federal, or any other jurisdiction specified in the applicable Prospectus Supplement, income tax on the same amounts, in the same manner and at the same times as would have been the case had such Defeasance not occurred; (b) no Event of Default or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing; (c) the Corporation is not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada); and (d) other customary conditions precedent are satisfied. The Corporation may exercise its Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option described in the following paragraph if the Corporation meets the conditions described in the preceding sentence at the time the Corporation exercises the Defeasance option.

      The Trust Indenture provides that, at the option of the Corporation, unless and until the Corporation has exercised its Defeasance option described in the preceding paragraph, the Corporation may omit to comply with the “Negative Pledge” covenant and certain other covenants and such omission shall not be deemed to be an Event of Default under the Trust Indenture with respect to that Series of Debt Securities upon irrevocable deposit with the Trustee, in trust, of funds in the currency in which such Series of Debt Securities is payable and/or Government Obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent chartered accountants to pay the principal of and premium, if any, and each instalment of interest, on the Debt Securities of such Series (“Covenant Defeasance”). If the Corporation exercises its Covenant Defeasance option, the obligations under the Trust Indenture other than with respect to such covenants and the Events of Default other than with respect to such covenants shall remain in full force and effect. Such trust may only be established if, among other things, (a) the Corporation has delivered to the Trustee an Opinion of Counsel in Canada, or counsel in any other jurisdiction specified in the applicable Prospectus Supplement, or a ruling from the taxation authority specified in the applicable Prospectus Supplement to the effect that the Holders of the Debt Securities of that affected Series will not recognize income, gain or loss for Canadian federal, or any other jurisdiction specified in the applicable Prospectus Supplement, income tax purposes as a result of such Covenant Defeasance and will be subject to Canadian federal, or any other jurisdiction specified in the applicable Prospectus Supplement, income tax on the same amounts, in the same manner and at the same times as would have been the case had such Covenant Defeasance not occurred (b) no Event of Default or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing; (c) the Corporation is not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada); and (d) other customary conditions precedent are satisfied.

Modification and Waiver

      Modifications and amendments of the Trust Indenture and to the Debt Securities thereunder may be made by the Corporation and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Debt Securities of all Series then Outstanding and affected (considered as one class) or a majority in principal amount of Debt Securities then Outstanding and affected by the modification or amendment voted at a duly constituted meeting at which the Holders of more than 10% in principal amount of Debt Securities thereby affected are present, to add any provisions to, or change in any manner or eliminate any of the provisions of, the Trust Indenture or modify in any manner the rights of the Holders of the Debt Securities of each such affected Series; provided however, that no such modification or amendment may, without the consent of the Holder of each Debt Security then Outstanding and affected thereby or the consent of 100% of the principal amount of the Holders of Debt Securities affected thereby voted at a duly constituted meeting, (a) change the Stated Maturity of the principal of, or any instalment of interest, on that Debt Security, (b) reduce the principal amount of, or the premium, if any, or interest, on that Debt Security, (c) reduce the amount of principal of that Debt Security payable upon acceleration of the Maturity thereof, (d) change the Place of Payment for that Debt Security, (e) change the currency or currency unit of payment of principal of (or premium, if any), or interest on, that Debt Security, (f) impair the right to institute suit for the enforcement of any payment on or with respect to that Debt Security, (g) reduce the percentage of principal amount of Debt Securities of the affected Series then Outstanding, the consent of the Holders of which is required for modification or amendment of the Trust Indenture or for waiver of compliance with certain provisions of the Trust Indenture or for waiver of certain defaults or (h) modify any provisions of the Trust Indenture relating to the modification and amendment of the Trust Indenture or the waiver of past defaults or covenants except as otherwise specified in the Trust Indenture.

      The Holders of a majority in aggregate principal amount of the Debt Securities of all Series then Outstanding and affected (considered as one class) or a majority in principal amount of Debt Securities then Outstanding and affected by the waiver voted at a duly constituted meeting at which the Holders of more than 10% in principal amount of Debt Securities affected thereby are present, may on behalf of the Holders of all affected Debt Securities waive compliance by the Corporation with certain restrictive provisions of the Trust Indenture. The Holders of a majority in aggregate principal amount of Debt Securities of all Series then Outstanding and affected with respect to which a default or breach or an Event of Default shall have occurred and be continuing (considered as one class) or a majority in principal amount of Debt Securities and then Outstanding and affected by the waiver voted at a duly constituted meeting at which the Holders of more than 10% in principal amount of Debt Securities affected thereby are present may on behalf of the Holders of all such affected Debt Securities waive any past or prospective default or breach or Event of Default and its consequences under the Trust Indenture, except a default in the payment of the principal of (or premium, if any) and interest, if any, on any Debt Security or in respect of a provision which under the Trust Indenture cannot be modified or amended without the consent of the Holder of each Debt Security affected or the consent of 100% of the principal amount of the Holders of Debt Securities then Outstanding and affected thereby voted at a duly constituted meeting. The Trust Indenture or the Debt Securities may be amended or supplemented, without the consent of any Holder of Debt Securities, to cure any ambiguity or inconsistency or to make any change that does not have a materially adverse effect on the rights of any Holders of Debt Securities.

Governing Law

      The Debt Securities issued under the Trust Indenture will be governed by and construed in accordance with the laws of Province of Alberta.

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the Trust Indenture. Reference is made to the Trust Indenture for the full definition of all such terms.

      “Attributable Value” means, as to any particular lease under which any Person is at the time liable for a term of more than 12 months, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (excluding any subsequent renewal or other extension option held by the lessee), discounted from the respective due dates to the date of determination at a rate equivalent to the rate used for the purposes of financial reporting in accordance with Canadian GAAP. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges.

      “Cable Properties” means Cable Television Systems, together with any lines of fibre optic or co-axial cable, transmitters, off-air antennae and microwave system hardware located in Canada and used primarily in operating a Cable Television System.

      “Cable Subsidiary” means a Subsidiary whose principal assets are Cable Properties.

      “Cable Television System” means a licensed cable distribution undertaking under the Broadcasting Act (Canada).

      “Capital Lease Obligation” of any Person means the obligation to pay rent or other payment amounts under a lease of (or other arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles and which has a term of at least 12 months. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

      “Capital Stock” of any Person means any and all shares, interests, participations, rights in, or other equivalents (however designated) of corporate stock of such Person.

      “Consolidated Net Tangible Assets” means the total amount of assets of any Person and its Subsidiaries on a consolidated basis, after deducting therefrom (i) all current liabilities (excluding any indebtedness classified as a current liability), (ii) all goodwill, tradenames, trademarks, patents, unamortized debt discounts and financing costs and all other like intangible assets and (iii) appropriate adjustments on account of minority interests of other Persons holding shares of the Subsidiaries of such Person, all as set forth in the most recent consolidated balance sheet of such Person and its Subsidiaries (but, in any event, as of a date within 150 days of the date of determination) and computed in accordance with Canadian GAAP.

      “Disqualified Stock” of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the stated maturity of the Debt Securities.

      “Government Obligations” means, in respect of any Series of Debt Securities, direct obligations of, or obligations the payment of principal of and interest, if any, on which are fully guaranteed by, the government that issued the currency in which the Debt Securities of such Series are payable and which are payable in the same currency as such Series.

      “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness for Borrowed Money of any other Person (the “primary obligor”), whether directly or indirectly, and including, without limitation, any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness for Borrowed Money or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness for Borrowed Money, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness for Borrowed Money of the payment of such Indebtedness for Borrowed Money, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness for Borrowed Money, in each case having the effect of guaranteeing any such Indebtedness for Borrowed Money (and “Guaranteed”, “Guaranteeing” and “Guarantor” shall have the meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business nor any obligation which such Person is permitted to satisfy, at its option, by the issuance of Capital Stock which is not Disqualified Stock.

      “Indebtedness for Borrowed Money” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including any such obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (iv) every Capital Lease Obligation of such Person and the Attributable Value of any other lease for a term of more than 12 months, (v) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person at the time of determination, (vi) every obligation the payment of which could not be considered as interest in accordance with Canadian generally accepted accounting principles under interest rate or currency protection agreements of such Person and (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person the payment of which such Person has Guaranteed or in respect of which such Person has reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person in respect thereof, but expressly excluding any Capital Stock which is not Disqualified Stock.

      “Lien” means, with respect to any properties or assets, any mortgage or deed of trust, pledge, hypothecation, assignment for security, deposit arrangement, security interest, lien, charge or other security agreement or encumbrance of any kind or nature whatsoever on or with respect to such properties or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing and any lease of property or assets for a term of more than 12 months).

      “Permitted Liens” of the Corporation or any of its Cable Subsidiaries at any particular time includes:

(i)	with respect to any Series of Debt Securities, Liens existing on the date on which the Debt Securities of such Series are issued;

(ii)	any Lien in favour of a governmental entity in connection with the operations of such Person or any Subsidiary of such Person and not in respect of the financing thereof;

(iii)	Liens in favour of such Person or a Wholly-Owned Subsidiary of such Person (but only so long as it is a Wholly-Owned Subsidiary of such Person);

(iv)	any Lien in respect of Purchase Money Obligations;

(v)	Liens on property or assets existing at the time of acquisition thereof by such Person, provided that such Liens were not incurred in anticipation of such acquisition;

(vi)	Liens on property or assets of a corporation existing at the time such corporation becomes a Cable Subsidiary of the Corporation, or is liquidated or merged into, or amalgamated or consolidated with, the Corporation or a Cable Subsidiary of the Corporation or at the time of the sale, lease or other disposition to the Corporation or a Cable Subsidiary of the Corporation of all or substantially all of the properties and assets of a corporation;

(vii)	any Lien arising under the lease or leases forming part of any Sale and Leaseback Transaction entered into by the Corporation or a Cable Subsidiary of the Corporation provided that, unless the applicable lease or leases are otherwise Permitted Liens, the Corporation or a Cable Subsidiary of the Corporation shall apply, within 180 days of the consummation of such Sale and Leaseback Transaction, an amount equal to the Attributable Value in respect of such lease or leases to (a) the redemption, retirement or defeasance of the Debt Securities or other Indebtedness for Borrowed Money of the Corporation or such Subsidiary ranking at least pari passu with the Debt Securities or (b) the purchase or other acquisition (including by way of lease) of property substantially similar to the property sold or transferred as determined by the Board of Directors;

(viii)	any renewal, refunding or extension of any Lien referred to in the foregoing clauses (i) through (vii), inclusive, provided that the principal amount of indebtedness secured thereby after such renewal, refunding or extension is not increased and the Lien is limited to the property or assets originally subject thereto and any improvements thereon; and

(ix)	Liens securing Indebtedness for Borrowed Money not secured by Liens referred to in the foregoing clauses (i) through (viii), inclusive, in an aggregate principal amount at any one time outstanding not to exceed 15% of Consolidated Net Tangible Assets.

      “Person” means any natural person, corporation, firm, partnership, joint venture or other unincorporated association, trust, government or governmental authority.

      “Purchase Money Obligation” means any monetary obligation (including a Capital Lease Obligation and rental obligations under any other lease for a term of more than 12 months) created, assumed or incurred prior to, at any time of, or within 9 months after, the acquisition (including by way of lease), construction or improvement of any real or tangible personal property, for the purpose of financing all or any part of the purchase price or lease payments in respect thereof, provided that the principal amount of such obligation may not exceed the unpaid portion of the purchase price or lease payments, as applicable, and further provided that any security given in respect of such obligation shall not extend to any property other than the property acquired in connection with which such obligation was created or assumed and fixed improvements, if any, thereto or erected or constructed thereon and the proceeds thereof.

      “Sale and Leaseback Transaction” of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 9 months after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

      “Subsidiary” of any Person means a corporation or other business entity more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof.

      “Voting Stock” of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

      “Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

Registered Global Debt Securities

      The Registered Debt Securities of a particular Series may be issued in the form of one or more Registered Global Debt Securities which will be registered in the name of and be deposited with a Depositary, or its nominee, each of which will be identified in the Prospectus Supplement relating to that Series. Unless and until exchanged, in whole or in part, for Securities in definitive registered form, a Registered Global Debt Security may not be transferred except as a whole by the Depositary for a Registered Global Debt Security to a nominee of that Depositary, by a nominee of that Depositary to that Depositary or another nominee of that Depositary or by that Depositary or any nominee of that Depositary to a successor of that Depositary or a nominee of a successor of that Depositary.

      The specific terms of the depositary arrangement with respect to any portion of a particular Series of Debt Securities to be represented by a Registered Global Debt Security will be described in the Prospectus Supplement relating to that Series. Shaw anticipates that the following provisions will apply to all depositary arrangements.

      Upon the issuance of a Registered Global Debt Security, the Depositary therefor or its nominee will credit, on its book entry and registration system, the respective principal amounts of the Debt Securities represented by that Registered Global Debt Security to the accounts of those persons having accounts with that Depositary or its nominee (“participants”) as shall be designated by the underwriters, investment dealers or agents participating in the distribution of those Debt Securities or by Shaw if those Debt Securities are offered and sold directly by Shaw. Ownership of beneficial interests in a Registered Global Debt Security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a Registered Global Debt Security will be shown on, and the transfer of the ownership of those beneficial interests will be effected only through, records maintained by the Depositary therefor or its nominee (with respect to beneficial interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states in the United States require certain purchasers of securities to take physical delivery thereof in definitive form. These depositary arrangements and these laws may impair the ability to transfer beneficial interests in a Registered Global Debt Security.

      So long as the Depositary for a Registered Global Debt Security or its nominee is the registered owner thereof, that Depositary or its nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by that Registered Global Debt Security for all purposes under the Trust Indenture. Except as provided below, owners of beneficial interests in a Registered Global Debt Security will not be entitled to have Securities of the Series represented by that Registered Global Debt Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of that Series in definitive form and will not be considered the owners or Holders of those Debt Securities under the Trust Indenture.

      Principal, premium, if any, and interest payments on a Registered Global Debt Security registered in the name of a Depositary or its nominee will be made to that Depositary or nominee, as the case may be, as the registered owner of that Registered Global Debt Security. None of Shaw, the Trustee or any paying agent for Debt Securities of the Series represented by that Registered Global Debt Security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in that Registered Global Debt Security or for maintaining, supervising or reviewing any records relating to those beneficial interests.

      Shaw expects that the Depositary for a Registered Global Debt Security or its nominee, upon receipt of any payment of principal, premium or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of that Registered Global Debt Security as shown on the records of that Depositary or its nominee. Shaw also expects that payments by participants to owners of beneficial interests in that Registered Global Debt Security held through those participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in “street name”, and will be the responsibility of those participants.

      If the Depositary for a Registered Global Debt Security representing Debt Securities of a particular Series is at any time unwilling or unable to continue as Depositary, or if the Depositary is no longer eligible to continue as Depositary, and a successor Depositary is not appointed by Shaw within 90 days, Shaw will issue Registered Debt Securities of that Series in definitive form in exchange for that Registered Global Security. In addition, Shaw may at any time and in its sole discretion determine not to have the Debt Securities of a particular Series represented by one or more Registered Global Debt Securities and, in that event, will issue Registered Debt Securities of that Series in definitive form in exchange for all of the Registered Global Debt Securities representing Debt Securities of that Series.

DESCRIPTION OF EQUITY SECURITIES

General

      The following sets forth the terms and provisions of the existing share capital of the Corporation. The particular terms and provisions of the Equity Securities offered by a Prospectus Supplement and the extent to which these general terms and provisions apply will be described in such Prospectus Supplement. The authorized share capital of Shaw consists of an unlimited number of Class A Voting Participating Shares (the “Class A Shares”), an unlimited number of Class B Non-Voting Participating Shares (the “Class B Non-Voting Shares”) (and, together with the Class A Shares, the “Shaw Shares”), an unlimited number of Class 1 preferred shares (the “Class 1 Preferred Shares”), issuable in series, an unlimited number of Class 2 preferred shares (the “Class 2 Preferred Shares”), issuable in series, an unlimited number of Class A preferred shares (the “Class A Preferred Shares”) and an unlimited number of Class B preferred shares (the “Class B Preferred Shares”). As at August 31, 2001, there were 11,403,972 Class A Shares, 220,368,357 Class B Non-Voting Shares and no preferred shares outstanding.

          Class A Shares and Class B Non-Voting Shares

          Voting Rights

      The holders of Class A Shares are entitled to one vote per share at all meetings of shareholders. The holders of Class B Non-Voting Shares are entitled to receive notice of, to attend, and to speak at all meetings of shareholders but are not entitled to vote thereat except as required by law and except upon any resolution to authorize the liquidation, dissolution and winding-up of Shaw or the distribution of assets among the shareholders of Shaw for the purpose of winding up its affairs, in which event each holder of Class B Non-Voting Shares will be entitled to one vote per share.

          Dividends

      In general, subject to the rights of any preferred shares outstanding from time to time, holders of Class A Shares and Class B Non-Voting Shares are entitled to receive such dividends as the Board of Directors determines to declare on a share-for-share basis, as and when any such dividends are declared or paid, except that, during each Dividend Period (as defined below), the dividends (other than stock dividends) declared and paid on the Class A Shares will always be $0.005 per share per annum less than the dividends declared and paid in such Dividend Period to holders of the Class B Non-Voting Shares, subject to proportionate adjustment in the event of any future consolidations or subdivisions of Shaw Shares and in the event of any issue of Shaw Shares by way of stock dividends. A “Dividend Period” is defined as the fiscal year of Shaw or such other period, not to exceed one year, in respect of which the directors of Shaw have announced a current policy to declare and pay, or set aside for payment, regular dividends on the Shaw Shares.

          Rights on Liquidation

      In the event of the liquidation, dissolution or winding-up of Shaw or other distribution of assets of Shaw for the purpose of winding up its affairs, all property and assets of Shaw available for distribution to the holders of Shaw Shares will be paid or distributed equally, share for share, to the holders of Shaw Shares without preference or distinction.

          Conversion Privilege

      Any holder of Class A Shares may, at any time or from time to time, convert any or all Class A Shares held by such holder into Class B Non-Voting Shares on the basis of one Class B Non-Voting Share for each Class A Share so converted. Subject to certain exceptions described below, if an Exclusionary Offer is made, any holder of Class B Non-Voting Shares may, at any time or from time to time during a Conversion Period, convert any or all of the Class B Non-Voting Shares held by such holder into Class A Shares on the basis of one Class A Share for each Class B Non-Voting Share so converted. For the purpose of this paragraph, the following terms have the following meanings:

(a)	“Conversion Period” means the period of time commencing on the eighth day after the Offer Date and terminating on the Expiry Date;

(b)	“Exclusionary Offer” means an offer to purchase Class A Shares that:

(i)	must, by reason of applicable securities legislation or the requirements of a stock exchange on which the Class A Shares are listed, be made to all or substantially all holders of Class A Shares who are residents of a province of Canada to which the requirement applies; and

(ii)	is not made concurrently with an offer to purchase Class B Non-Voting Shares that is identical to the offer to purchase Class A Shares in terms of price per share and percentage of outstanding shares to be taken up exclusive of shares owned immediately prior to the offer by the Class A Offeror, and in all other material respects (except with respect to the conditions that may be attached to the offer for Class A Shares), and that has no condition attached other than the right not to take up and pay for shares tendered if no shares are purchased pursuant to the offer for Class A Shares, and for the purposes of this definition if an offer to purchase Class A Shares is not an Exclusionary Offer as defined above but would be an Exclusionary Offer if it were not for sub-clause (ii), the varying of any term of such offer shall be deemed to constitute the making of a new offer unless an identical variation concurrently is made to the corresponding offer to purchase Class B Non-Voting Shares;

(c)	“Expiry Date” means the last date upon which holders of Class A Shares may accept an Exclusionary Offer;

(d)	“Offer Date” means the date on which an Exclusionary Offer is made;

(e)	“Class A Offeror” means a person or company that makes an offer to purchase Class A Shares (the “bidder”), and includes any associate or affiliate of the bidder or any person or company that is disclosed in the offering document to be acting jointly or in concert with the bidder; and

(f)	“Transfer Agent” means the transfer agent for the time being of the Class A Shares.

      Subject to certain exceptions, the foregoing conversion right shall not come into effect if:

(a)	prior to the time at which the offer is made there is delivered to the Transfer Agent and to the Secretary of Shaw a certificate or certificates signed by or on behalf of one or more shareholders of Shaw owning in the aggregate, as at the time the Exclusionary Offer is made, more than 50% of the then outstanding Class A Shares, exclusive of shares owned immediately prior to the Exclusionary

Offer by the Class A Offeror, which certificate or certificates shall confirm, in the case of each such shareholder, that such shareholder shall not:

(i)	tender any shares in acceptance of any Exclusionary Offer without giving the Transfer Agent and the Secretary of Shaw written notice of such acceptance or intended acceptance at least seven days prior to the Expiry Date;

(ii)	make any Exclusionary Offer;

(iii)	act jointly or in concert with any person or company that makes any Exclusionary Offer; or

(iv)	transfer any Class A Shares, directly or indirectly, during the time at which any Exclusionary Offer is outstanding without giving the Transfer Agent and the Secretary of Shaw written notice of such transfer or intended transfer at least seven days prior to the Expiry Date, which notice shall state, if known to the transferor, the names of the transferees and the number of Class A Shares transferred or to be transferred to each transferee; or

(b)	as of the end of the seventh day after the Offer Date there has been delivered to the Transfer Agent and to the Secretary of Shaw a certificate or certificates signed by or on behalf of one or more shareholders of Shaw owning in the aggregate more than 50% of the then outstanding Class A Shares, exclusive of shares owned immediately prior to the Exclusionary Offer by the Class A Offeror, which certificate or certificates shall confirm, in the case of each such shareholder:

(i)	the number of Class A Shares owned by the shareholder;

(ii)	that such shareholder is not making the offer and is not an associate or affiliate of, or acting jointly or in concert with, the person or company making the offer;

(iii)	that such shareholder shall not tender any shares in acceptance of the offer, including any varied form of the offer, without giving the Transfer Agent and the Secretary of Shaw written notice of such acceptance or intended acceptance at least seven days prior to the Expiry Date; and

(iv)	that such shareholder shall not transfer any Class A Shares, directly or indirectly, prior to the Expiry Date without giving the Transfer Agent and the Secretary of Shaw written notice of such transfer or intended transfer at least seven days prior to the Expiry Date, which notice shall state, if known to the transferor, the names of the transferees and the number of Class A Shares transferred or to be transferred to each transferee; or

(c)	as of the end of the seventh day after the Offer Date, a combination of certificates that comply with either clause (a) or (b) from shareholders of Shaw owning in the aggregate more than 50% of the then outstanding Class A Shares, exclusive of shares owned immediately prior to the Exclusionary Offer by the Class A Offeror, has been delivered to the Transfer Agent and to the Secretary of Shaw.

          Modification

      Neither class of Shaw Shares may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of Shaw Shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

          Offer to Purchase

      Shaw may not make an offer to purchase any outstanding Class A Shares unless at the same time it makes an offer to purchase, on the same terms, an equivalent proportion of the outstanding Class B Non-Voting Shares.

          Redemption

      The Shaw Shares are not redeemable at the option of either Shaw or the holder of any such Shaw Shares.

          Class 1 Preferred Shares

      The Class 1 Preferred Shares are issuable in one or more series. The Board of Directors may fix from time to time before such issue the number of shares which is to comprise each series then to be issued and the designation, rights, conditions, restrictions and limitations attaching thereto, including, without limiting the generality of the foregoing, the rate of preferential dividends and whether or not such dividends shall be cumulative, the dates of payment thereof, the redemption price and terms and conditions of redemption (including the rights, if any, of the holders of the Class 1 Preferred Shares of such series to require the redemption thereof), conversion rights (if any) and any redemption fund, purchase fund or other provisions to be attached to the Class 1 Preferred Shares of such series.

      The shares of each successive series of Class 1 Preferred Shares shall have preference over the Class A Shares and Class B Non-Voting Shares as to dividends of not less than 1/100th of a cent per share, and shall not confer upon the shares of one series a priority over the shares of any other series of the Class 1 Preferred Shares in respect of voting, dividends or return of capital. If any amount of cumulative dividends or any amount payable on return of capital in respect of shares of a series of the Class 1 Preferred Shares is not paid in full, the shares of such series shall participate rateably with the shares of all other series of Class 1 Preferred Shares in respect of accumulated dividends and return of capital.

          Class 2 Preferred Shares

      The Class 2 Preferred Shares are issuable in one or more series. From time to time before any such issue, the directors may fix the number of shares which is to comprise each series then to be issued and the designation, rights, conditions, restrictions or limitations attaching thereto, including, without limiting the generality of the foregoing, the rate of preferential dividends, and whether or not the same shall be cumulative, the dates of payment thereof, the redemption price and terms and conditions of redemption (including the rights, if any, of the holders of Class 2 Preferred Shares of such series to require the redemption thereof), conversion rights (if any), and any redemption fund, purchase fund or other provisions to be attached to the Class 2 Preferred Shares of such series.

      The shares of each successive series of Class 2 Preferred Shares shall have preference over the Class A Shares and Class B Non-Voting Shares (but shall rank junior to the Class 1 Preferred Shares) as to dividends and shall not confer upon the shares of one series a priority over the shares of any other series of Class 2 Preferred Shares in respect of voting, dividends or return of capital. If any amount of cumulative dividends or any amount payable on return of capital in respect of shares of a series of Class 2 Preferred Shares is not paid in full, the shares of such series shall participate rateably with the shares of all other series of the Class 2 Preferred Shares in respect of accumulated dividends and return of capital.

          Share Restrictions

      The statutes which govern the provision of broadcasting and telecommunications services by Shaw and its regulated subsidiaries impose restrictions on the ownership of shares of Shaw and its regulated subsidiaries by persons that are not Canadian. In order to ensure that Shaw and its regulated subsidiaries remain eligible or qualified to provide broadcasting and telecommunications services in Canada, the Articles of Arrangement of Shaw require the directors of Shaw to refuse to issue or register the transfer of any Class A Shares to a person that is not a Canadian if such issue or transfer would result in the total number of such shares held by non-Canadians exceeding the maximum number permitted by applicable law. In addition, the directors of Shaw are required to refuse to issue or register the transfer of any Class A Shares to a person in circumstances where such issue or transfer would affect the ability of Shaw and its regulated subsidiaries to obtain, maintain, amend or renew a licence to carry on any business. The Articles of Arrangement of Shaw further provide that if, for whatever reason, the number of Class A Shares held by non-Canadians or other such persons exceeds the maximum number permitted by applicable law or would affect the ability to carry on any licensed business, Shaw may to the extent permitted by corporate or communications statutes sell the Class A Shares held by such non-Canadians or other persons as if it were the owner of such shares. The Articles of Arrangement of Shaw also give the directors of Shaw the right to refuse to issue or register the transfer of shares of any class in the capital of Shaw if (i) the issue or the transfer requires the prior approval of a regulatory authority unless and until such approval has been obtained or (ii) the person to whom the shares are to be issued or transferred has not provided Shaw with such information as the directors may request for the purposes of administering these share transactions.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER THE

U.S. FEDERAL SECURITIES LAWS

      Shaw is incorporated and governed by the laws of the province of Alberta. A substantial portion of Shaw’s assets are located outside the United States and some or all of the directors and officers and some or all of the experts named herein are residents of Canada. As a result, it may be difficult for investors to effect service within the United States upon Shaw and upon those directors, officers and experts, or to realize in the United States upon judgments of courts of the United States predicated upon Shaw’s civil liability and the civil liability of its directors, officers or experts under the United States federal securities laws. Shaw has been advised by Fraser Milner Casgrain LLP that there is doubt as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of civil liabilities predicated upon United States federal securities laws.

CERTAIN INCOME TAX CONSIDERATIONS

      The applicable Prospectus Supplement will describe the material Canadian federal income tax consequences to investors of purchasing, owning and disposing of Securities, including, in the case of an investor who is not a resident of Canada, whether payments of principal, premium, if any, and interest will be subject to Canadian non-resident withholding tax.

      The applicable Prospectus Supplement will also describe certain U.S. federal income tax consequences of the purchase, ownership and disposition of the Securities by an investor who is a United States person, including, to the extent applicable, certain relevant U.S. federal income tax rules pertaining to capital gains and ordinary income treatment, original issue discount, backup withholding and the foreign tax credit, and any consequences relating to Securities payable in a currency other than U.S. dollars, issued at an original discount for U.S. federal income tax purposes or containing early redemption provisions or other special terms.

RISK FACTORS

      Prospective purchasers of the Securities should consider carefully the risk factors set forth below as well as the other information contained and incorporated by reference in this short form prospectus and the applicable Prospectus Supplement before purchasing the Securities offered under the applicable Prospectus Supplement.

Holding Company Structure

      Substantially all of Shaw’s business activities are operated by its subsidiaries. As a holding company, the Corporation’s ability to meet its financial obligations is dependent primarily upon the receipt of interest and principal payments on intercompany advances, management fees, cash dividends and other payments from its subsidiaries together with proceeds raised by the Corporation through the issuance of equity and debt and from the proceeds from the sale of assets. The Corporation’s subsidiaries are distinct legal entities and have no obligation, contingent or otherwise, to pay any amount due pursuant to the Securities or to make any funds available therefor, whether by dividends, interest, loans, advances or other payments. In addition, the payment of dividends and the making of loans, advances and other payments to the Corporation by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business and other considerations.

      In addition, because the Corporation is a holding company, the Securities are effectively subordinated to all existing and future liabilities, including trade payables and other indebtedness, of the Corporation’s subsidiaries, except to the extent the Corporation is a creditor of such subsidiaries. Should any of the Corporation’s subsidiaries be liquidated, restructured or become insolvent, the Corporation’s ability to meet its financial obligations, including its obligations under the Securities, would be affected to the extent that such subsidiaries could no longer make payments to the Corporation. In addition, any right of the Corporation as an equity holder to participate in any distribution of the assets of any of the Corporation’s subsidiaries upon the liquidation, reorganization or insolvency of any such subsidiaries (and the consequent right of the holders of the Securities to participate in such distributions) will be subject to the claims of the creditors (including trade creditors) and any preferred shareholders of such subsidiaries. As at August 31, 2001, indebtedness and other liabilities of the Corporation’s subsidiaries totalled approximately $1,217.8 million, excluding intercompany liabilities.

Control of Shaw by the Shaw Family

      JR Shaw and members of his family and the corporations owned and/or controlled by JR Shaw and members of his family (the “JR Shaw Group”) currently own approximately 76.5% of the outstanding Class A Shares in the capital of Shaw. The Class A Shares are the only shares entitled to vote in all circumstances. All of the Class A Shares held by the JR Shaw Group are subject to a voting trust agreement entered into by such persons. The voting rights with respect to such Class A Shares are exercised by the representative of a committee of five trustees. Accordingly, the JR Shaw Group is, and as long as it owns a majority of the Class A Shares will continue to be, able to elect a majority of the Board of Directors of Shaw and to control the vote on matters submitted to a vote of Shaw’s Class A shareholders.

Competition

      The Corporation’s businesses face competition from entities utilizing other communications technologies and may face competition from other technologies being developed or to be developed in the future. Competitors of Shaw’s cable television and satellite businesses include direct-to-home satellite service providers (in the case of Shaw’s cable television business), cable television operators (in the case of Shaw’s satellite business), grey market satellite service providers and other competitors such as wireless operators, telephone companies and off-air television broadcasters. Competitors of the Corporation’s internet business include on-line service and content providers, basic service access providers, telephone companies and wireless communications companies.

      Recent regulatory and public policy trends favour the emergence of a more competitive environment. There can be no assurance that increased competition will not have a material adverse effect on the Corporation’s results of operations.

Impact of Regulation

      Substantially all of the Corporation’s business activities are regulated by the Canadian Federal Department of Industry under the supervision of the Canadian Minister of Industry and the Canadian Radio-television and Telecommunications Commission (“CRTC”) and, accordingly, the Corporation’s results of operations are affected by changes in regulations and decisions by regulators. Such regulation relates to, among other things, licensing and the rates Shaw may charge for its basic cable television services. Changes in the regulation of Shaw’s business activities, including decisions by regulators affecting the Corporation’s operations (such as the granting or renewal of licenses or decisions as to the basic cable rates the Corporation may charge its customers or the granting of additional distribution, broadcasting or programming licenses to competitors in the Corporation’s markets) or changes in interpretations of existing regulations by courts or regulators, could adversely affect the Corporation’s results of operations. The Corporation’s CRTC licenses must be renewed from time to time and cannot be transferred without regulatory approval.

LEGAL MATTERS

      Unless otherwise specified in the applicable Prospectus Supplement relating to Securities, certain legal matters will be passed upon for the Corporation by Fraser Milner Casgrain LLP, Calgary, Alberta, and by Sherman & Howard LLC, Denver, Colorado. As to all matters of U.S. federal and New York law, Fraser Milner Casgrain LLP may rely upon the opinion of Sherman & Howard LLC.

      The partners and associates of Fraser Milner Casgrain LLP and Sherman & Howard LLC as a group beneficially own, directly or indirectly, less than 1% of the outstanding securities of the Corporation.

DOCUMENTS FILED AS PART OF THE U.S. REGISTRATION STATEMENT

      The following documents have been (or will be) filed with the SEC as part of the registration statement of which this prospectus is a part:

•	the documents listed in the third paragraph under “Where You Can Find More Information” in this prospectus;

•	consents of independent chartered accountants and counsel;

•	powers of attorney from directors and officers of Shaw;

•	form of the Trust Indenture relating to the Securities;

•	statement of eligibility of the Trustee on Form T-1; and

•	earnings coverage ratios.

PLAN OF DISTRIBUTION

      The Corporation may sell the Securities to or through underwriters or dealers, and also may sell Securities to one or more other purchasers directly or through agents. Each Prospectus Supplement will set forth the terms of the offering, including the name or names of any underwriters or agents, the purchase price or prices of the Securities and the proceeds to the Corporation from the sale of the Securities.

      The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

      Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Corporation to indemnification by the Corporation against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Corporation in the ordinary course of business.

      In connection with any offering of Securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

SCHEDULE A

      The audited consolidated financial statements of Videon CableSystems Inc. (formerly Moffat Communications Limited) for the period ended August 31, 2001, together with the auditors’ report thereon.

AUDITORS’ REPORT

To the Directors of

Videon CableSystems Inc. (formerly Moffat Communications Limited)

      We have audited the consolidated balance sheet of Videon CableSystems Inc.(“Videon”) as at August 31, 2001 and the consolidated statements of income (loss), deficit and cash flows for the six months then ended and the consolidated statements of income (loss) and cash flows of Moffat Communications Limited (“Moffat”) for the six months ended February 28, 2001. These financial statements are the responsibility of Videon’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

      In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Videon as at August 31, 2001 and the results of its operations and its cash flows for the six months then ended and the results of operations and cash flows of Moffat for the six months ended February 28, 2001 in accordance with Canadian generally accepted accounting principles.

      As described in note 1 to the consolidated financial statements, effective March 1, 2001 Shaw Communications Inc., through its wholly-owned subsidiary Videon, acquired Moffat in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information with respect to Videon is presented on a different cost basis than that for Moffat and therefore is not comparable.

      The consolidated financial statements of Moffat as at August 31, 2000 and for the year then ended were audited by other chartered accountants.

Calgary, Canada	(Signed) ERNST & YOUNG LLP

October 9, 2001	Chartered Accountants

VIDEON CABLESYSTEMS INC.

CONSOLIDATED BALANCE SHEET

(See basis of presentation — note 1)
As at August 31

2001

(thousands
of dollars)
ASSETS
Current
Cash	$924
Accounts receivable	10,685
Inventories	6,455
Income taxes recoverable	4,170
Prepaid expenses	1,722
Assets held for sale [note 4]	89,500

113,456
Investment	7
Capital assets [note 5]	349,533
Deferred charges [note 6]	6,250
Intangible assets [note 7]	1,662,220

$2,131,466

LIABILITIES AND SHAREHOLDER’S EQUITY
Current
Accounts payable and accrued liabilities	$52,243
Due to parent [note 15]	169,222
Unearned income	8,839
Current portion of unearned IRU rental revenue [note 10]	3,058

233,362
Debenture debt [note 9]	130,000
Deferred credits [note 10]	94,034
Future income taxes [note 12]	391,532

848,928

Commitments and contingencies [notes 3, 8, 13 and 17]
Shareholder’s equity
Capital stock [note 11]	1,305,623
Deficit	(24,097)
Cumulative translation adjustment	1,012

1,282,538

$2,131,466

On behalf of the Board:

(Signed) JR SHAW Director	(Signed) MARGOT MICALLEF Director

See accompanying notes

VIDEON CABLESYSTEMS INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

		Moffat
		(predecessor
	Videon	company)

	Six months	Six months
	ended	ended
	August 31,	February 28,
	2001	2001

	(thousands of dollars)
Revenue	$110,874	$110,368
Operating, general and administrative expenses [note 15]	63,037	66,813

Operating income before amortization	47,837	43,555
Amortization of capital assets	24,697	20,878
Amortization of intangible assets and deferred charges [notes 6 and 7]	9,430	2,921
Amortization of deferred IRU revenue [note 10]	(1,530)	(1,529)

Operating income	15,240	21,285
Interest	13,690	13,955

	1,550	7,330
Costs related to acquisition of Moffat by Videon [note 1]	—	(18,653)
Loss on sale of shares in GT Group Telecom Inc. [note 10]	—	(21,636)
Other revenue	226	—

Income (loss) from continuing operations before income taxes	1,776	(32,959)
Income tax recovery [note 12]	(1,432)	(12,117)

Income (loss) from continuing operations	3,208	(20,842)
Income from discontinued operations [note 4]	—	5,046

Net income (loss) for the period	$3,208	$(15,796)

CONSOLIDATED STATEMENT OF DEFICIT

Videon
2001

(thousands
of dollars)
Balance, March 1, 2001	—
Net income for the period	$3,208
Dividends	(27,305)

Balance, August 31, 2001	$(24,097)

See accompanying notes

VIDEON CABLESYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Moffat
		(predecessor
	Videon	company)

	Six months	Six months
	ended	ended
	August 31,	February 28,
	2001	2001

	(thousands of dollars)
Operating activities
Net income (loss) from continuing operations	$3,208	$(20,842)
Items not affecting current cash flow
Amortization and non-cash interest	34,273	24,300
Future income taxes	(3,289)	(13,699)
Amortization of deferred IRU rental revenue	(1,530)	(1,529)
Loss on sale of GT Group Telecom Inc. shares	—	21,636
Other	(571)	—

Cash flow from continuing operations	32,091	9,866
Net change in non-cash working capital items [note 18]	(15,918)	9,030

	16,173	18,896

Investing activities
Additions to capital assets	(26,218)	(58,262)
Purchase of assets of cable television systems [note 3]	(1,239)	(3,787)
Moffat acquisition [note 1]	(428,990)	—
Deposit on assets held for sale [note 4]	150,000	—
Proceeds on sale of GT Group Telecom Inc. shares	—	28,374
Additions to deferred start-up and development charges	—	(5,914)
Additions to equipment subsidies	(2,450)	—
Other	47	(363)

	(308,850)	(39,952)

Financing activities
Increase in bank debt	5,000	398,000
Repayments of bank debt	(247,000)	(388,000)
Proceeds on issuance of shares [note 11]	398,872	9,322
Advances from parent company	164,027	—
Dividends paid	(27,305)	(1,548)

	293,594	17,774

Net increase in cash (bank indebtedness)	917	(3,282)
Effect of currency translation on cash balances and cash flows	7	—
Increase in bank indebtedness attributable to discontinued operations	—	(81)
Bank indebtedness, beginning of period	—	(9,010)

Cash position (bank indebtedness), end of period	$924	$(12,373)

See accompanying notes

VIDEON CABLESYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

August 31, 2001

(dollar amounts in thousands, except share and per share data and except where indicated as millions)

1.   BASIS OF PRESENTATION

Videon CableSystems Inc. (“Videon” or the “Company”) is a subsidiary of Shaw Communications Inc. (“Shaw”) and commenced operations effective March 1, 2001 as a result of Shaw’s acquisition through Videon of Moffat Communications Limited (“Moffat”) on that date. The acquisition of Moffat has been accounted for as a purchase and the assets acquired and liabilities assumed were recorded at their assigned fair values on March 1, 2001. The total purchase price of acquiring 100% of Moffat was $1,340,402, consisting of $765,238 in Shaw Class B shares, $428,990 in cash, $141,513 in shares of Moffat acquired previously, and $4,661 in accounts payable.

The excess of the purchase price over the book value of the net identifiable assets acquired has been allocated to assets and liabilities to record them at their respective fair values at March 1, 2001 as follows:

Assets held for sale [note 4]	$239,500
Investment	7
Capital assets	346,885
Deferred charges	4,492
Intangible assets	1,668,510
Working capital deficiency	(52,957)
Long-term debt	(372,000)
Indefeasible right of use	(89,200)
Fair value adjustment on debt assumed	(10,014)
Future income taxes	(394,821)

Purchase price	$1,340,402

Accordingly, the Videon financial statements reflect a change in the basis of accounting for the assets and liabilities to reflect fair values resulting from the Moffat acquisition. The accompanying consolidated financial statements for periods prior to March 1, 2001 and as at dates prior to March 1, 2001 do not include the effects of the acquisition resulting from the purchase. Accordingly, the consolidated financial statements of Moffat are not comparable with the consolidated financial statements of Videon.

In connection with the acquisition of Moffat by Shaw, Moffat incurred costs of $18.7 million relating to consulting and professional fees associated with the take-over bid and in respect of additional compensation and pension costs arising on the change of control. These costs were reflected in the financial statements of Moffat for the period ending February 28, 2001.

2.   SIGNIFICANT ACCOUNTING POLICIES

Videon is a wholly owned subsidiary of Shaw, which is a public company with shares listed on the Toronto and New York Stock Exchanges. Videon is a continuation of Moffat which, prior to its acquisition by Shaw, was a Canadian public company providing cable and Internet services in Canada and the United States. In addition, Moffat owned WTN, a nationally distributed specialty television network and CKY-TV, the CTV Television Network in Manitoba.

The consolidated financial statements of Videon and Moffat are prepared by management in Canadian dollars in accordance with Canadian generally accepted accounting principles.

VIDEON CABLESYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

August 31, 2001

(dollar amounts in thousands, except share and per share data and except where indicated as millions)

          Principles of consolidation

The consolidated financial statements of Videon and Moffat include the accounts of the respective companies and those of their respective subsidiaries, all of which are wholly owned. Intercompany transactions and balances are eliminated on consolidation. The results of operations of subsidiaries acquired during the year are included from their respective dates of acquisition.

          Capital assets

Capital assets are recorded at cost. Capital asset costs, less estimated residual values, where applicable, are charged to income over their estimated useful lives on a straight-line basis as follows:

Estimated
Asset	useful life

Buildings	20-40 years
Distribution networks	10-15 years
Broadcasting and production equipment	15 years
Converters and modems	7 years
Data processing	4 years
Other	3-10 years

          Deferred charges

Deferred charges include start-up and development costs related to new services, financing costs related to the issuance of debenture debt and equipment subsidies. Start-up and development costs are amortized on a straight-line basis over a period of two to four years and are included in amortization expense. Financing costs related to debenture debt are amortized on a straight-line basis over the term of financing, and are included in interest expense. Equipment subsidies relate to the cost of equipment sold to subscription television customers in order to expand the customer base. These subsidies are deferred and amortized on a straight-line basis over two years.

          Intangible assets

Intangible assets represent cable television franchises and subscriber bases that have arisen from business acquisitions and have been assigned values equivalent to their fair value at date of acquisition. Cable television franchises and subscriber bases are amortized over 40 years using a 4% sinking fund method.

The carrying value of these intangible assets is reviewed annually by management to determine if impairment has occurred and, based on its review, management does not believe that any impairment of the carrying value of intangible assets has occurred.

          Income taxes

Income taxes have been accounted for using the liability method, whereby future tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities measured using substantially enacted tax rates and laws that will be in effect when the differences are expected to reverse. Income tax expense for the period is the tax payable for the period and any change during the period in future income tax assets and liabilities.

VIDEON CABLESYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

August 31, 2001

(dollar amounts in thousands, except share and per share data and except where indicated as millions)

          Revenue and expenses

Revenue from cable television and Internet customers includes earned subscriber service revenue prior to the payment of any network fees to third parties. Service charges billed or paid for in advance are deferred and recorded as revenue when earned. Income includes subscriber connection fees, as they are considered to represent a partial recovery of initial selling expenses and related administrative and general office expenses. Subscriber connection costs are capitalized as part of the distribution system and cost of disconnections are expensed as incurred.

          Unearned IRU rental revenue

An indefeasible right to use (“IRU”) specific fiber strands in certain of the fiber optic cable networks have been granted to third parties for a period of 30 years. Unearned IRU rental revenue is deferred and recorded in income, on a straight-line basis, over the 30-year term of the IRU.

          Foreign currency translation

The accounts of U.S. subsidiary companies, all of which are considered self-sustaining foreign operations, have been translated into Canadian dollars on the following basis:

(i)	all assets and liabilities at the year-end rate of exchange; and

(ii)	revenue and expense items at average rates during the year.

The resulting exchange gains or losses are recorded as a component of shareholders’ equity entitled cumulative translation adjustment.

          Financial and credit risk

          Financial risk

Financial risk to earnings is the risk that arises from fluctuations in interest rates and foreign exchange rates, and the degree of volatility of these rates. Interest rate swap agreements are utilized to manage fluctuations in interest rates. Derivative instruments have not been used to reduce exposure to foreign exchange rate risk.

          Credit risk

Credit risk associated with interest rate swap agreements arises from the possibility that counterparties to these agreements may default on their obligations. This risk is minimized by entering into interest rate swap agreements with banks within syndicated credit facilities.

Accounts receivable are exposed to credit risk, however, the exposure is minimal because of the large customer base.

          Fair value

Financial assets and liabilities are initially recorded at the exchange amount of the related transaction, which is normally historical cost. When the fair value of a financial asset is determined to be permanently impaired, the carrying amount of the asset is reduced to reflect such fair value.

VIDEON CABLESYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

August 31, 2001

(dollar amounts in thousands, except share and per share data and except where indicated as millions)

The fair value of current financial assets and liabilities, which are subject to normal trade terms, approximates carrying value.

Debenture debt bears interest at fixed rates, the fair value of which is based upon current trading values of similar financial instruments.

          Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, contingent assets and liabilities and the revenues and expenses during the year. Actual results could differ from those estimates.

3.   ACQUISITIONS

Under the term of an agreement to acquire cable television assets in a prior year, the Company is committed to purchase additional subscribers, on a quarterly basis, over a three-year period ending May 31, 2003 to a maximum of $17.4 million. Approximately 3,300 subscribers for U.S.$7.8 million are remaining in respect of this commitment at August 31, 2001.

Additional subscribers were purchased by Moffat under this commitment during the period ended February 28, 2001 at a cost of $3,787 and by Videon during the six-month period ended August 31, 2001 at a cost of $2,587.

4.   DISPOSITION OF WTN AND CKY

In conjunction with Shaw’s plans to acquire Moffat through Videon, agreements were made to dispose of the investment in WTN for $202.5 million to Corus Entertainment Inc. (“Corus”) (a related party — see note 15) and CKY for $37 million to CTV Inc. Accordingly, Videon recorded the assets of WTN and CKY as assets held for sale at the date of the Moffat acquisition at the agreed upon selling price less a deposit for $150 million received from Corus on the WTN sale. The sale of WTN is subject to CRTC approval, however, Corus is still obliged to pay for the acquisition notwithstanding the decision to be made by the CRTC on ownership. The sale of CKY closed in September 2001. Videon will not record any gain or loss as a result of these dispositions.

In the Moffat financial statements, WTN and CKY represented the Canadian television business segment which has been reflected as discontinued operations as at February 28, 2001.

WTN and CKY revenue recorded in the Moffat financial statements for the six-month period ended February 28, 2001 amounted to $26,263.

VIDEON CABLESYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

August 31, 2001

(dollar amounts in thousands, except share and per share data and except where indicated as millions)

5.   CAPITAL ASSETS

	2001

		Accumulated
	Cost	amortization

Land	$2,900	—
Buildings	16,159	$534
Distribution networks	271,536	14,790
Converters and modems	52,434	5,435
Data processing	7,131	1,588
Other	24,070	2,350

	$374,230	$24,697

Net book value	$349,533

During the six-month period ending February 28, 2001, $612 was recorded as amortization on discontinued operations.

6.   DEFERRED CHARGES

	2001

		Accumulated
	Cost	amortization

Start-up and development	$1,171	$195
Financing costs	2,678	146
Equipment subsidies	2,450	195
Other	650	163

	$6,949	$699

Net book value	$6,250

During the six month periods ending August 31, 2001 and February 28, 2001, $553 and $49 respectively was recorded as amortization; and $146 and $501 respectively was recorded as interest expense.

7.   INTANGIBLE ASSETS

	2001

		Accumulated
	Cost	amortization

Cable television franchises and subscriber bases
Canada	$1,368,178	$7,275
United States	302,919	1,602

	$1,671,097	$8,877

Net book value	$1,662,220

VIDEON CABLESYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

August 31, 2001

(dollar amounts in thousands, except share and per share data and except where indicated as millions)

During the six month periods ending August 31, 2001 and February 28, 2001, $8,877 and $2,872 respectively was recorded as amortization on continuing operations and for the six months ending February 28, 2001, $476 was recorded on discontinued operations.

8.   BANK INDEBTEDNESS AND LONG-TERM BANK DEBT

          Videon

Effective June 18, 2001, Shaw advanced sufficient funds to Videon to repay the amounts outstanding under the revolving line of credit and seven-year credit agreement assumed on the Moffat acquisition. On that date, Videon also paid Shaw $5,195 to assume the obligations on interest rate swaps also assumed on the acquisition of Moffat.

          Moffat

The credit facilities of a wholly owned subsidiary of Moffat assumed on the acquisition were as follows:

(a)	$40 million revolving line of credit with the same security as the syndicated credit facility described below. Letters of credit were issued under this credit facility which reduced the availability of the line of credit.

(b)	Seven-year credit agreement with a syndicate of banks for a revolving and reducing facility in the original amount of $400 million maturing August 2005.

In November 2000, the Moffat subsidiary also entered into interest rate swap agreements in order to fix interest rates on certain portions of its long-term bank debt. As at February 28, 2001, these interest rate swaps had a negative value of $9.1 million. The details of these agreements are as follows:

Notional Principal	Rate	Maturity

$70,000	6.12%	February 14, 2007
$70,000	6.14%	February 14, 2009
$70,000	6.17%	February 14, 2011

Interest on long-term bank debt was based on rates related to bankers’ acceptances and interest rate swap agreements plus applicable fees.

The effective interest rate on long-term bank debt for the six-month period ended August 31, 2001 was 8.35%. Interest expense on long-term debt for the six-month period ending August 31, 2001 amounted to $5,089. The effective interest rate on long-term bank debt for the six-month period ended February 28, 2001 was 7.18%. Interest expense, including amortization of financing costs, on long-term bank debt for the six-month period ending February 28, 2001 amounted to $8,505.

9.   DEBENTURE DEBT

2001

8.15% Senior Secured Debentures, Series “A” due April 26, 2010, interest payable semi-annually on April 26 and October 26	$130,000

Pursuant to the inter-creditor agreement between the debenture holders and the syndicate of banks which had provided a credit facility to Moffat, the debenture holders were required to release the debenture

VIDEON CABLESYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

August 31, 2001

(dollar amounts in thousands, except share and per share data and except where indicated as millions)

security when the credit facilities were repaid in June 2001. As a result, the debentures are unsecured. The effective interest rate on the debentures is 7.63% effective March 1, 2001 after giving effect to the mark-to-market adjustment on the debt at the date of the Moffat acquisition which adjustment is included in deferred credits (see note 10). The Senior Secured Debentures are fully and unconditionally guaranteed by Videon and rank equally with bank debt.

The effective interest rate on the Senior Secured Debentures was 8.4% for the six months ended February 28, 2001. Interest expense, including amortization of financing costs, on the Senior Secured Debentures amounted to $5 million and $5 million for the six-month periods ended August 31, 2001 and February 28, 2001 respectively.

At August 31, 2001, the fair value of the Senior Secured Debentures was approximately $136 million.

10. DEFERRED CREDITS

	2001

		Accumulated
	Cost	amortization

Indefeasible right to use “IRU” agreements	$89,200	$1,530
Fair value adjustments on debt assumed on acquisition	10,014	592

	99,214	2,122
Less current portion of IRU	3,058	—

	$96,156	$2,122

Net book value of long-term portion	$94,034

In a prior year, Moffat disposed of certain assets (of its competitive access provider business known as FiberLink), and granted an indefeasible right to use (IRU) specific fiber strands in certain of its fiber optic cable networks for 30 years, to GT Group Telecom Inc. (“GT”). In exchange, Moffat received cash plus shares of GT valued at $50 million. Proceeds of $91.7 million were allocated to unearned IRU rental revenue. During the six-month periods ending August 31, 2001 and February 28, 2001, $1,530 and $1,529 respectively was recorded as IRU rental revenue.

On February 8, 2001 Moffat sold its shares in GT for $28.4 million resulting in a loss of $21.6 million.

During the six month periods ending August 31, 2001 and February 28, 2001, $592 and $nil respectively was recorded as amortization in respect of fair value adjustments on debt and interest rate swaps and was offset against interest expense.

VIDEON CABLESYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

August 31, 2001

(dollar amounts in thousands, except share and per share data and except where indicated as millions)

11. CAPITAL STOCK

          Videon

Videon is authorized to issue an unlimited number of Class A and Class B common shares and an unlimited number of preferred shares.

          Issued and outstanding

	2001

	Number of
	securities	$

Class A common shares	27,616,269	906,751
Preferred shares	398,872	398,872

		1,305,623

Videon was incorporated on December 19, 2000 and issued 100 Class A common shares to Shaw. Shaw indirectly subscribed for 398,872 preferred shares for cash consideration on January 22, 2001. In March 2001, Videon issued 27,616,169 Class A common shares to Shaw and two of its subsidiaries and received previously acquired shares of Moffat as consideration.

The preferred shares are voting and are redeemable at the lesser of $1,000 per share (redemption amount) and the realizable value of the net assets of the Company immediately prior to such redemption. The preferred shares are entitled to a non-cumulative dividend of 8% per annum on the redemption amount.

          Moffat

The authorized capital of Moffat consisted of an unlimited number of common shares and at February 28, 2001 there were 39,012,520 common shares issued and outstanding.

On August 2, 2000, Moffat filed a normal course issuer bid authorizing it to acquire for cancellation up to 350,000 common shares during the period commencing on August 4, 2000 and ending on August 3, 2001. Moffat did not purchase for cancellation any common shares during the six-month period ending February 28, 2001.

Moffat had a Stock Option Plan for certain executives and, immediately prior to the acquisition of Moffat by Shaw had granted the following options:

		Date Options
Options Granted	Exercise Price	Exercisable	Expiry Date

55,200	$28.86	July 24, 2001	July 26, 2010
55,200	28.86	July 25, 2002	July 26, 2010
31,000	28.86	July 25, 2003	July 26, 2010
81,300	28.86	July 23, 2004	July 26, 2010
100,300	28.86	July 27, 2005	July 26, 2010

323,000

All of the above stock options were exercised prior to the acquisition of Moffat effective March 1, 2001.

VIDEON CABLESYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

August 31, 2001

(dollar amounts in thousands, except share and per share data and except where indicated as millions)

12. INCOME TAXES

Effective September 1, 2000, Moffat changed its method of accounting for income taxes from the deferral method to the liability method of tax allocation as required by new Canadian accounting standards. The change was made on a cumulative retroactive basis without restating the individual financial statements of any prior periods. The change resulted in an increase in intangible assets and in future income taxes of $25.2 million as at September 1, 2000.

Future income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Videon’s future tax liabilities and assets are as follows:

2001

Future income tax liabilities
Capital assets	$15,237
Intangible assets	387,601

402,838

Future income tax assets
Deferred charges	2,401
Loss carryforwards	8,905

11,306

Net future income tax liability	$391,532

The income tax expense or benefit differs from the amount computed by applying statutory rates to income before income taxes for the following reasons:

		Moffat
		(predecessor
	Videon	company)

	Six months	Six months
	ended	ended
	August 31,	February 28,
	2001	2001

Current statutory income tax rate	38.5%	38.5%

Income taxes expense (benefit) at current statutory rate	$684	$(12,689)
Increase (decrease) in taxes resulting from:
Effect of future tax rate reductions	—	(5,338)
Large corporations tax	1,875	8
Non-taxable portion of (gains) losses on sale of assets and investments	—	6,647
Dividends	(5,094)	—
Amortization on amounts assigned to assets on business combinations not deductible for tax purposes	854	291
Originating temporary differences recorded at future tax rates expected to be in effect when realized	195	(795)
Other	54	(241)

Income tax benefit	$(1,432)	$(12,117)

VIDEON CABLESYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

August 31, 2001

(dollar amounts in thousands, except share and per share data and except where indicated as millions)

Significant components of the provision for income taxes are as follows:

Current tax expense	$1,857	$1,582
Future income tax benefit related to origination and reversal of temporary differences	(3,289)	(8,361)
Future income tax recovery resulting from rate changes	—	(5,338)

Income tax benefit	$(1,432)	$(12,117)

13. LEASE COMMITMENTS

Operating lease commitments of Videon are as follows:

2002	$3,622
2003	3,647
2004	3,610
2005	3,627
2006	2,380
2007 and thereafter	41

$16,927

14. PENSION PLANS

Effective June 1, 2001, the Videon employees became members of the Shaw defined contribution pension plan, transferring from the Moffat defined contribution plan. Following the acquisition of Moffat by Videon, a small Moffat defined benefit pension plan and unfunded supplemental pension plan for certain executives was terminated and the accumulated benefits were paid out. The costs of terminating these plans were accrued at the time of the Moffat acquisition.

The pension expense recognized in the financial statements of Videon for the six-months ended August 31, 2001 is $532 and in the Moffat financial statements for the six-months ended February 28, 2001 is $756 and $3,985 is included in costs related to the acquisition of Moffat by Videon.

15. RELATED PARTY TRANSACTIONS

During the six-month period ended August 31, 2001, the following transactions occurred between Videon (a wholly-owned subsidiary of Shaw Communications Inc.) and Shaw and its other subsidiaries including Canadian Satellite Communications Inc., and between Videon and Corus Entertainment Inc. (“Corus”) and Videon and GT. Shaw and Corus are companies subject to common voting control. Shaw exercises significant influence over GT.

          (a)  Shaw and its subsidiaries

Videon paid to subsidiaries of Shaw, $287 for back-haul charges for its Internet services and $1,036 for satellite relay distribution undertakings. In May 2001, Videon purchased from Shaw $420 million of 12.5% preferred shares (“Preferred Shares”) of a subsidiary of Shaw and subsequently sold the Preferred Shares back to Shaw in August 2001 for the same amount. The Company paid for the Preferred Shares by the issuance of a promissory note to Shaw for $420 million, which was cancelled upon the sale of the Preferred Shares back to Shaw. The promissory note had an interest

VIDEON CABLESYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

August 31, 2001

(dollar amounts in thousands, except share and per share data and except where indicated as millions)

rate of 12%. Dividends received of $13,233 in excess of the interest expense of $12,704 ($529) have been presented as other revenue.

The amount due to parent is comprised of funds advanced to Videon by Shaw to retire Videon’s credit facility in June 2001 and to fund Videon’s working capital requirements. The intercompany advance is without stated terms of repayment and bears interest at 12%. During the period ended August 31, 2001, Videon paid $5,325 in interest to Shaw on these advances.

          (b)  Corus

Network fees of $3,850 were paid to Corus subsidiaries and entities subject to significant influence.

          (c)  GT

Videon paid GT $531 for back-haul charges and performed maintenance for GT in respect of the fiber subject to the IRU for $178.

These transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

16. SEGMENTED INFORMATION

Videon has one reportable business segment in Canada and one reportable segment in the United States, both providing cable and Internet services. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

The following is a summary of information relevant to each segment for Videon and Moffat:

          Videon

	Six months ended August 31, 2001

	Canadian	U.S.	Corporate
	cable and	cable and	items and
	Internet	Internet	eliminations	Total

Revenue	$80,460	$30,414	—	$110,874
Expenses	44,132	18,905	—	63,037

Operating income before amortization	$36,328	$11,509	—	$47,837

Total assets	$1,597,503	$435,999	$97,964	$2,131,466
Intangible assets	1,360,903	301,317	—	1,662,220
Capital assets	218,953	130,129	451	349,533
Capital asset additions	8,616	17,599	3	26,218

VIDEON CABLESYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

August 31, 2001

(dollar amounts in thousands, except share and per share data and except where indicated as millions)

          Moffat

	Six months ended February 28, 2001

	Canadian	U.S.	Corporate
	cable and	cable and	items and
	Internet	Internet	eliminations	Total

Revenue	$81,029	$29,252	$87	$110,368
Expenses	49,811	16,134	868	66,813

Operating income before amortization	$31,218	$13,118	$(781)	$43,555

Capital asset additions	$39,395	$18,729	$138	$58,262

17. CONTINGENCIES

The City of Edmonton (“Edmonton”) has claimed that in addition to its linear property tax assessed on the distribution network of Videon, Edmonton has the right to charge additional fees for access to and use of public rights of way under the supervision and control of Edmonton, and is entitled to recover costs and additional compensation for the use of such public rights of way. Videon takes the position that it is prepared to reimburse Edmonton for relevant administrative costs incurred by Edmonton for the access to and use by the Company of public rights of way but does not consider that Edmonton is legally entitled to any other compensation. The parties have been unable to reach agreement as to the proper charges for access to and use of public rights of way.

In March 2000, Edmonton issued a statement of claim for approximately $7.6 million plus interest in respect of the provision of access to and use of rights of way since September 29, 1991, being the date Edmonton claims is the date that the last access agreement expired. The likelihood of any liability to Edmonton for the amount claimed is not determinable. The claim has not been formally served and, if served, management intends to vigorously defend against the claim.

VIDEON CABLESYSTEMS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

August 31, 2001

(dollar amounts in thousands, except share and per share data and except where indicated as millions)

18. SUPPLEMENTAL CASH FLOW INFORMATION

Additional disclosures with respect to the statements of cash flows are as follows:

(i)	Changes in non-cash working capital balances related to continuing operations include the following:

		Moffat
		(predecessor
	Videon	company)

	Six months	Six months
	ended	ended
	August 31,	February 28,
	2001	2001

Accounts receivable	$7,061	$(4,869)
Inventories	(6,455)	—
Income taxes recoverable	848	6,103
Prepaid expenses	2,615	(206)
Accounts payable and accrued liabilities	(14,626)	6,881
Unearned income	(5,361)	1,121

	$(15,918)	$9,030

(ii)	Interest and income taxes paid (recovered) and classified as operating activities are as follows:

		Moffat
		(predecessor
	Videon	company)

	Six months	Six months
	ended	ended
	August 31,	February 28,
	2001	2001

Interest	$11,301	$13,235
Income taxes paid (recovered)	1,147	(4,160)

19. COMPARATIVE FIGURES

Certain of the comparative figures have been reclassified to conform with the presentation of the current year’s financial statements.

SCHEDULE B

      The pro forma condensed consolidated statement of income (loss) of Shaw for the year ended August 31, 2001, together with the compilation report thereon.

PRO FORMA CONDENSED

CONSOLIDATED STATEMENT OF INCOME (LOSS) OF
SHAW COMMUNICATIONS INC.

Compilation Report

To the Directors of

Shaw Communications Inc.

      We have reviewed, as to compilation only, the accompanying pro forma condensed consolidated statement of income (loss) of Shaw Communications Inc. for the year ended August 31, 2001, prepared for inclusion in the accompanying short form base shelf prospectus of Shaw Communications Inc. In our opinion, the pro forma condensed consolidated statement of income (loss) has been properly compiled to give effect to the transactions and assumptions described in the notes thereto.

Calgary, Canada	(Signed) ERNST & YOUNG LLP

November 23, 2001	Chartered Accountants

Comments for United States Readers on Differences Between

Canadian and United States Reporting Standards

      The above opinion, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. Such standards contemplate the expression of an opinion with respect to compilation of pro forma financial statements. United States standards do not provide for the expression of an opinion on the compilation of pro forma financial statements. To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the pro forma financial statements would require an examination or review which would be substantially greater in scope than the review as to compilation only that we have conducted. Consequently, under United States standards, we would be unable to express any opinion with respect to the compilation of the accompanying unaudited pro forma condensed consolidated statement of income (loss).

Calgary, Canada	(Signed) ERNST & YOUNG LLP

November 23, 2001	Chartered Accountants

SHAW COMMUNICATIONS INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS)

(unaudited)

		Moffat
	Shaw	Six-month			Pro forma
	Year ended	period ended			Year ended
	August 31,	February 28,			August 31,
	2001	2001	Pro forma adjustments		2001

Revenue	$1,571,953	$110,368	—		$1,682,321
Operating, general and administrative expenses	1,111,613	66,813	—		1,178,426

Operating income before amortization	460,340	43,555	—		503,895
Amortization	476,294	23,799	$5,251	2(ii)(a)	505,344
Amortization of IRU revenue	(4,902)	(1,529)	—		(6,431)

Operating income (loss)	(11,052)	21,285	(5,251)		4,982
Interest	206,935	13,955	11,915	2(ii)(b)	232,805

	(217,987)	7,330	(17,166)		(227,823)
Write-down of investments	(163,454)	—	—		(163,454)
Loss on sale of investments	(106,716)	(21,636)	—		(128,352)
Dilution gain on issuance of stock by equity investee	4,525	—	—		4,525
Gain on sale of cable systems	66,595	—	—		66,595
Costs related to acquisition of Moffat	—	(18,653)	18,653	2(ii)(d)	—
Debt restructuring costs	(8,590)	—	—		(8,590)
Other revenue (expense)	(665)	—	(357)	2(ii)(c)	(1,022)

Income (loss) from continuing operations before income taxes	(426,292)	(32,959)	1,130		(458,121)
Income tax expense (recovery)	(349,428)	(12,117)	(1,402)	2(ii)(a)	(362,024)
			(4,409)	2(ii)(b)
			5,332	2(ii)(d)

Income (loss) from continuing operations before the following	(76,864)	(20,842)	1,609		(96,097)
Equity loss on investees	(71,282)	—	—		(71,282)
Non-controlling interest	725	—	—		725

Net income (loss) from continuing operations	(147,421)	(20,842)	1,609		(166,654)
Net income from discontinued operations	—	5,046	(5,046)	2(ii)(e)	—

Net income (loss)	$(147,421)	$(15,796)	$(3,437)		$(166,654)

Earnings (loss) per share (after deducting entitlements on equity instruments included in share capital (note 2(iii))
Net income (loss) from continuing operations	$(0.85)				$(0.90)
Net income from discontinued operations	—				—

Net income (loss)	$(0.85)				$(0.90)

      See accompanying notes to unaudited pro forma condensed consolidated statement of income (loss)

SHAW COMMUNICATIONS INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF INCOME (LOSS)

August 31, 2001

(unaudited)
(thousands of Cdn. dollars, except share and per share amounts)

1.   BASIS OF PRESENTATION

The unaudited pro forma condensed consolidated statement of income (loss) has been prepared by management in accordance with Canadian generally accepted accounting principles for inclusion in the accompanying short form base shelf prospectus of Shaw Communications Inc. This pro forma condensed consolidated statement of income (loss) is based on the historical financial statements of Shaw, Moffat Communications Limited (“Moffat”) and other information available to Shaw management.

The pro forma condensed consolidated statement of income (loss) has been prepared to give effect to Shaw’s acquisition of Moffat as if the acquisition had occurred on September 1, 2000. This acquisition has been accounted for under the purchase method of accounting.

A pro forma condensed consolidated balance sheet has not been prepared as the acquisition of Moffat is reflected in the audited consolidated balance sheet of Shaw as at August 31, 2001 which is incorporated by reference in this short form base shelf prospectus. The results of operations of Moffat for the six-month period March 1, 2001 to August 31, 2001 are also included in the audited consolidated statement of income (loss) of Shaw for the year ended August 31, 2001.

In the opinion of management, this pro forma condensed consolidated statement of income (loss) contains all adjustments necessary for fair presentation. The pro forma condensed consolidated statement of income (loss) does not purport to represent what Shaw’s results of operations would actually have been had this transaction actually occurred on such date or to project Shaw’s results of operations for any future date or period. The pro forma condensed consolidated statement of income (loss) should be read in conjunction with the consolidated financial statements of Shaw for the year ended August 31, 2001 and the consolidated financial statements of Videon CableSystems Inc. (formerly Moffat) and Moffat for the six-month periods ended August 31, 2001 and February 28, 2001 respectively.

2.   PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

The pro forma adjustments are described in the following notes and are based upon available information and certain assumptions that management believes are reasonable. The pro forma condensed consolidated statement of income (loss) for the year ended August 31, 2001 gives effect to the acquisition of Moffat as if it had occurred effective September 1, 2000.

          (i)   Acquisition of Moffat

The acquisition of Moffat has been accounted for as a purchase and the assets acquired and liabilities assumed were recorded at their assigned fair values on March 1, 2001, the actual date of the acquisition. The total purchase price of acquiring 100% of Moffat was $1,340,402, consisting of $765,238 in Shaw Class B shares, $465,365 in cash, $105,138 in shares of Moffat acquired previously, and $4,661 in accounts payable.

SHAW COMMUNICATIONS INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF INCOME (LOSS) — (Continued)

August 31, 2001

(unaudited)
(thousands of Cdn. dollars, except share and per share amounts)

The excess of the purchase price over the book value of the net identifiable assets acquired has been allocated to assets and liabilities to record them at their respective fair values at March 1, 2001 as follows:

Assets held for sale	$239,500
Investment	7
Capital assets	346,885
Deferred charges	1,814
Intangible assets	1,671,188
Working capital deficiency	(47,762)
Long-term debt	(372,000)
Indefeasible right of use	(89,200)
Fair value adjustment on debt assumed	(15,209)
Future income taxes	(394,821)

Purchase price	$1,340,402

          (ii)  Pro forma statement of income

Adjustments to the statement of income (loss) to reflect the Moffat acquisition as if it had occurred September 1, 2000 are as follows:

(a)	Amortization amounting to $5,251 has been recorded on the increase in subscriber base and broadcast licenses recorded on consolidation between Shaw and Moffat determined using the increasing charge method with an interest rate of 4% over 40 years on subscriber base. Income taxes have been reduced by $1,402 as a result of the additional amortization.

(b)	Interest expense has been increased by $11,915 on the increase in long-term debt incurred on the Moffat acquisition reflected in this pro forma statement calculated at Shaw’s average cost of borrowing. Income tax expense has been decreased by $4,409 as a result of the increase in interest expense.

(c)	Dividends amounting to $357 received by Shaw on its investment in Moffat during the period prior to acquisition have been eliminated.

(d)	Costs incurred by Moffat relating to the acquisition by Shaw amounting to $18,653 have been eliminated to reflect the fact that these costs were taken into account in the purchase accounting by Shaw. Income taxes have been increased by $5,332 as a result of this elimination of expenses.

(e)	Net income from discontinued operations of Moffat amounting to $5,046 (the Canadian television business segment that consisted of WTN and CKY) has been eliminated as this segment was treated as assets held for sale on the acquisition of Moffat and the results of operations for the segment were excluded from net income.

          (iii) Pro forma earnings (loss) per share

The weighted average number of Shaw shares outstanding for purposes of calculating pro forma earnings (loss) per share have been increased to reflect the issuance of 23,007,524 Shaw Class B Non-Voting shares on the acquisition of Moffat as if such shares had been issued on September 1, 2000.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED
TO OFFEREES OR PURCHASERS

INDEMNIFICATION

     Section 124 of the Business Corporations Act (Alberta) (“ABCA”), which governs Shaw, provides that except in respect of an action by or on behalf of Shaw to procure a judgment in its favor, Shaw may indemnify a director or officer of Shaw, a former director or officer of Shaw or a person who acts or acted at Shaw’s request as a director or officer of a body corporate of which Shaw is or was a shareholder or creditor and his or her heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of Shaw or such body corporate, if (a) he or she acted honestly and in good faith with a view to the best interests of Shaw and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. Shaw may, with the approval of the Court of Queen’s Bench of Alberta, indemnify a person referred to above in respect of an action by or on behalf of Shaw or a body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of Shaw or a body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfills the conditions set out in (a) and (b) above. Despite the foregoing, a person referred to above is entitled to indemnification from Shaw in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of Shaw or a body corporate if the person was substantially successful on the merits in his or her defense of the action or proceeding, fulfills the conditions set out in (a) and (b) above and is fairly and reasonably entitled to indemnity.

     The Board of Directors has enacted a General By-law, as confirmed by the shareholders of Shaw, which includes provision for the protection of directors and officers and former directors and officers or a person who acts or has acted at Shaw’s request as a director or officer of a body corporate of which Shaw is or was a shareholder or creditor and his heirs and legal representatives subject to the provisions of the Business Corporations Act (Alberta). The provisions of the General By-law as affected by the Business Corporations Act (Alberta) may be summarized as follows:

(a) subject to the director or officer acting honestly and in good faith with a view to the best interests of Shaw, such director or officer is indemnified against any loss or damage which may happen in the execution of his office in circumstances other than those identified in paragraphs (b) and (c) below;

(b) except in respect of an action by or on behalf of Shaw or a body corporate of which Shaw is or was a shareholder, Shaw shall indemnify a director or officer from or against any liability in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer, provided such director or officer acted honestly and in good faith with a view to the best interests of Shaw and in the case of criminal or administrative action or proceedings that is enforced by a monetary penalty he had reasonable grounds for believing that his conduct was lawful;

(c) a director or officer is entitled to indemnification from Shaw (in certain circumstances, only with the approval of the Court of Queen’s Bench of Alberta) in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any proceeding to which he is made a party provided such director or officer is substantially successful on the merits in his defense of such proceedings, he fulfills the conditions set forth in (b) above and is fairly and reasonably entitled to indemnification; and

(d) Shaw may purchase and maintain insurance for the benefit of each director and officer against any liability incurred by him in his capacity as a director or officer of Shaw or another body corporate except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of Shaw or such other body corporate, as the case may be and with respect to such other body corporate he acts or acted in this capacity as a director or officer at the corporation’s request.

As permitted and for the purposes described in paragraph (d) above, Shaw has purchased and maintains insurance within such authorization.

     Directors and officers of Shaw are insured, subject to all the terms, conditions and exclusions of the policy, against certain liabilities incurred by them in their capacity as directors and officers of Shaw and its subsidiaries. This insurance provides for an annual limit for liability and reimbursement of payments of US$100 million. The deductible applicable to reimbursement of Shaw is US$100,000 per occurrence and there is no deductible applicable to individual directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

EXHIBITS

Exhibit Number	Description

4.1	Audited consolidated financial statements of Shaw Communications Inc. which include consolidated balance sheets as at August 31, 2003 and 2002, statements of loss and retained earnings (deficit) and cash flows for each of the years in the three year period ended August 31, 2003 and the related notes thereto, together with the auditors’ report thereon (filed with the Securities and Exchange Commission as part of a Form 6-K report on November 12, 2003 and incorporated by reference herein).
4.2	Management’s Discussion and Analysis with respect to the year ended August 31, 2003 (filed with the Securities and Exchange Commission as part of a Form 6-K report on November 12, 2003 and incorporated by reference herein).
4.3	Proxy Information Circular and Management Solicitation dated November 7, 2002, excluding the information contained therein under the headings “Composition of the Compensation Committee”, “Report on Executive Compensation,” “Performance Graph” and “Statement of Corporate Governance” (filed with the Securities and Exchange Commission as part of a Form 6-K report on November 19, 2002 and incorporated by reference herein).
4.4	Annual Information Form dated January 17, 2003, excluding the information incorporated therein under the heading “Management’s Discussion and Analysis” and the information in section 2(c) under the heading “Additional Information” (filed with the Securities and Exchange Commission as part of a Form 6-K report on January 23, 2003 and incorporated by reference herein).
5.1	Consent of Ernst & Young LLP with respect to the audited consolidated financial statements of Shaw Communications Inc.
5.2	Consent of Ernst & Young LLP with respect to the audited consolidated financial statements of Videon CableSystems Inc.
5.3	Consent of Fraser Milner Casgrain LLP.
6.1*	Powers of Attorney (included on the signature pages to the Registration Statement).
7.1*	Form of Trust Indenture between Shaw Communications Inc. and ComputerShare Trust Company of Canada.
7.2	Form of Trust Indenture between Shaw Communications Inc. and The Bank of New York (filed with the Securities and Exchange Commission as Exhibit 7.1 to Amendment No. 1 to Registration Statement No. 333-13326 on April 3, 2001 and incorporated herein by reference), as supplemented by a First Supplemental Indenture thereto (filed with the Securities and Exchange Commission as part of a Form 6-K report on December 3, 2001 and incorporated by reference herein).

*	Previously filed.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

(a)	Concurrently with the original filing of this Registration Statement, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)	Concurrently with the original filing of this Registration Statement, Computershare Trust Company of Canada, as trustee, filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(c)	Any change to the name or address of the agent for service of the Registrant or Computershare Trust Company of Canada shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Country of Canada, on this 12th day of November, 2003.

SHAW COMMUNICATIONS INC.

By:	/s/ JR Shaw
Name: JR Shaw
Title: Executive Chair

By:	/s/ Ronald D. Rogers
Name: Ronald D. Rogers
Title: Senior Vice-President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JR Shaw JR Shaw	Executive Chair and Director	November 12, 2003

/s/ Jim Shaw Jim Shaw	Chief Executive Officer and Director (Principal Executive Officer)	November 12, 2003

/s/ Ronald D. Rogers Ronald D. Rogers	Senior Vice-President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 12, 2003

Adrian Burns	Director

* Jim Dinning	Director	November 12, 2003

George F. Galbraith	Director

* Ronald V. Joyce	Director	November 12, 2003

Signature	Title	Date

* Charles V. Keating	Director	November 12, 2003

* Rt. Hon. Donald F. Mazankowski	Director	November 12, 2003

Director

Michael W. O’Brien

* Harold A. Roozen	Director	November 12, 2003

* Jeffrey Royer	Director	November 12, 2003

* Bradley Shaw	Director	November 12, 2003

* JC Sparkman	Director	November 12, 2003

* John S. Thomas	Director	November 12, 2003

* Willard (Bill) Yuill	Director	November 12, 2003

* /s/ Jim Shaw By: Jim Shaw Attorney-In-Fact		November 12, 2003

     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Post-Effective Amendment No. 1 to the Registration Statement in the capacity of the duly authorized representative of Shaw Communications Inc. in the United States, in the City of Chicago, State of Illinois, on the 12th day of November, 2003.

By:	/s/ JC Sparkman
Name: JC Sparkman
Title: Authorized U.S. Representative

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Audited consolidated financial statements of Shaw Communications Inc. which include consolidated balance sheets as at August 31, 2003 and 2002, statements of loss and retained earnings (deficit) and cash flows for each of the years in the three year period ended August 31, 2003 and the related notes thereto, together with the auditors’ report thereon (filed with the Securities and Exchange Commission as part of a Form 6-K report on November 12, 2003 and incorporated by reference herein).
4.2	Management’s Discussion and Analysis with respect to the year ended August 31, 2003 (filed with the Securities and Exchange Commission as part of a Form 6-K report on November 12, 2003 and incorporated by reference herein).
4.3	Proxy Information Circular and Management Solicitation dated November 7, 2002, excluding the information contained therein under the headings “Composition of the Compensation Committee”, “Report on Executive Compensation,” “Performance Graph” and “Statement of Corporate Governance” (filed with the Securities and Exchange Commission as part of a Form 6-K report on November 19, 2002 and incorporated by reference herein).
4.4	Annual Information Form dated January 17, 2003, excluding the information incorporated therein under the heading “Management’s Discussion and Analysis” and the information in section 2(c) under the heading “Additional Information” (filed with the Securities and Exchange Commission as part of a Form 6-K report on January 23, 2003 and incorporated by reference herein).
5.1	Consent of Ernst & Young LLP with respect to the audited consolidated financial statements of Shaw Communications Inc.
5.2	Consent of Ernst & Young LLP with respect to the audited consolidated financial statements of Videon CableSystems Inc.
5.3	Consent of Fraser Milner Casgrain LLP.
6.1*	Powers of Attorney (included on the signature pages to the Registration Statement).
7.1*	Form of Trust Indenture between Shaw Communications Inc. and ComputerShare Trust Company of Canada.
7.2	Form of Trust Indenture between Shaw Communications Inc. and The Bank of New York (filed with the Securities and Exchange Commission as Exhibit 7.1 to Amendment No. 1 to Registration Statement No. 333-13326 on April 3, 2001 and incorporated herein by reference), as supplemented by a First Supplemental Indenture thereto (filed with the Securities and Exchange Commission as part of a Form 6-K report on December 3, 2001 and incorporated by reference herein).

*	Previously filed.